UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Legacy Reserves LP
(Name of Registrant as Specified In Its Charter)

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303 W. Wall, Suite
1800 Midland, Texas 79701

April 6, 2018

To Our Limited Partners:

You are cordially invited to attend the 2018 Annual Meeting of Unitholders of Legacy Reserves LP to be held on May 15, 2018 commencing at 10:30 a.m. local time at the Midland Petroleum Club located at 501 W. Wall, Midland, Texas 79701. Proxy materials, which include a Notice of the Meeting, proxy statement and proxy card, are enclosed with this letter. The attached proxy statement is first being mailed to unitholders of Legacy Reserves LP on or about April 6, 2018. We have also enclosed our 2017 Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The board of directors of our general partner has called this Annual Meeting for you to consider and act upon:

(1)	The election of nine directors nominated to our general partner’s board of directors to serve until the next Annual Meeting of Unitholders;

(2)	An advisory vote on executive compensation;

(3)	The ratification of the appointment of our selection of BDO USA, LLP as independent registered public accounting firm of the Partnership for the fiscal year ending December 31, 2018; and

(4)

Any other business as may properly come before the Annual Meeting or any adjournment thereof, including, without limitation, the adjournment of the Annual Meeting in order to solicit additional votes from unitholders in favor of adopting the foregoing proposals.

The board of directors of our general partner recommends that you approve all three (3) of the above-listed proposals.

Your vote is important to us and our business. Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope or vote on the internet or by telephone as instructed. If you attend the meeting after having returned the enclosed proxy card (or voted by internet or telephone), you may revoke your proxy, if you wish, and vote in person. A proxy may also be revoked at any time before it is exercised by giving written notice to, or filing a duly exercised proxy bearing a later date with, our Secretary. If you would like to attend and your units are not registered in your own name, please ask the broker, trust, bank or other nominee that holds the units to provide you with evidence of your unit ownership.

We look forward to seeing you at the meeting.

Sincerely,

Paul T. Horne Chairman of the Board Legacy Reserves GP, LLC, general partner of Legacy Reserves LP

303 W. Wall, Suite 1800
Midland, Texas 79701

_______________

NOTICE OF THE 2018
ANNUAL MEETING OF UNITHOLDERS

_______________

The Annual Meeting of the Unitholders of Legacy Reserves LP, or the Partnership, will be held on May 15, 2018, at 10:30 a.m. local time at the Midland Petroleum Club located at 501 W. Wall, Midland, Texas 79701 for the following purposes:

1.	To elect nine (9) directors to the board of directors of our general partner, each to serve until the next Annual Meeting of Unitholders;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of BDO USA, LLP as independent registered public accountants of the Partnership for the fiscal year ending December 31, 2018; and

4.

To transact any other business as may properly come before the Annual Meeting or any adjournment thereof, including, without limitation, the adjournment of the Annual Meeting in order to solicit additional votes from unitholders in favor of adopting the foregoing proposals.

Only unitholders of record at the close of business on March 20, 2018, are entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of such unitholders will be open to examination, during regular business hours, by any unitholder for at least ten days prior to the Annual Meeting, at our offices at 303 W. Wall, Suite 1800, Midland, Texas 79701. Unitholders holding a majority of the outstanding units representing limited partner interests are required to be present or represented by proxy at the meeting to constitute a quorum.

YOUR VOTE IS IMPORTANT

Your broker cannot vote your units on your behalf until it receives your voting instructions. For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope. If you do attend the meeting and prefer to vote in person, you may do so.

Please note that space limitations make it necessary to limit attendance at the meeting to unitholders, though each unitholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. Each unitholder may be asked to present valid picture identification such as a driver’s license or passport. Unitholders holding units in brokerage accounts must bring a copy of a brokerage statement reflecting unit ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

Paul T. Horne Chairman of the Board Legacy Reserves GP, LLC, general partner of Legacy Reserves LP

Midland, Texas
April 6, 2018

Proxy Statement for the
Annual Meeting of Unitholders of
LEGACY RESERVES LP
To Be Held on Tuesday, May 15, 2018

i

ii

Legacy Reserves LP
303 W. Wall, Suite 1800
Midland, Texas 79701

_______________

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF UNITHOLDERS
TO BE HELD ON MAY 15, 2018

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The Annual Meeting

Definitions:

Unless otherwise indicated, the terms “Partnership,” “Legacy”, “we,” “our,” and “us” are used in this proxy statement to refer to Legacy Reserves LP together with our subsidiaries. The terms “Board” and “Board of Directors” refer to our general partner’s board of directors. The term “compensation committee” refers to the compensation committee of the Board of Directors. The term “audit committee” refers to the audit committee of the Board of Directors. The term “nominating, governance and conflicts committee” refers to the nominating, governance and conflicts committee of the Board of Directors. The term “units” refers to units representing limited partner interests in the Partnership, other than our preferred units.

What is a proxy statement and why is it important?

We hold a meeting of unitholders annually. This year’s meeting will be held on May 15, 2018. Our Board of Directors is seeking your proxy to vote at the 2018 Annual Meeting of Unitholders (“Annual Meeting”). This proxy statement contains important information about the Partnership and each of the matters to be voted on at the meeting. We are mailing this proxy statement to unitholders on or about April 6, 2018. Please read these materials carefully so that you have the information you need to make informed decisions.

You do not need to attend the Annual Meeting to vote. Instead, you may simply complete, sign and return the enclosed proxy card or vote on the internet or by telephone as provided on your proxy card.

When and where is the Annual Meeting?

The 2018 Annual Meeting of Unitholders of Legacy Reserves LP will be held on Tuesday, May 15, 2018, at 10:30 a.m., local time, at the Midland Petroleum Club located at 501 W. Wall, Midland, Texas 79701.

The Petroleum Club of Midland is located on the southwest corner of Wall Street and Marienfeld in downtown Midland. From the Midland International Airport, exit the airport on the south side and cross over and merge onto Business 20 East, which turns into Wall Street. The Petroleum Club is 10 miles east of the airport and is a white, two story building. There is parking behind the building. For your convenience, the Petroleum Club phone number is (432) 682-2557.

What am I being asked to vote upon?

You are being asked to (1) approve the election of the directors nominated to our Board of Directors to serve until the next Annual Meeting of Unitholders; (2) approve, by a non-binding advisory vote, executive compensation; (3) ratify the appointment of the firm of BDO USA, LLP as independent registered public accountants of the Partnership for the fiscal year ending December 31, 2018; and (4) transact any other business as may properly come before the Annual Meeting or any adjournment thereof, including, without limitation, the adjournment of the Annual Meeting in order to solicit additional votes from unitholders in favor of adopting the foregoing proposals.

Voting and Proxy Procedures

Who may vote at the Annual Meeting?

Only unitholders of record at the close of business on March 20, 2018, the record date for the Annual Meeting, are entitled to participate in the Annual Meeting. If you were a unitholder of record on that date, you will be entitled to vote all of the units that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

It is critical that you instruct your broker how you wish to vote your units on Proposals 1 and 2. Absent instructions from you, the bank or broker may not vote your units on these proposals and your units will be considered broker non-votes, which will have no effect on the outcome of Proposals 1 and 2.

What are the voting rights of the holders of units?

Each unit is entitled to one vote on all matters. Your proxy card indicates the number of units that you owned as of the record date.

Who is soliciting my proxy?

Our Board of Directors on behalf of the Partnership is soliciting proxies to be voted at the Annual Meeting.

What different methods can I use to vote?

By Written Proxy. Regardless of whether you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

By Internet. Go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card. Voting by internet is the fastest and lowest cost medium of voting your proxy.

By Telephone. Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.

If you properly follow the instructions above in time to vote, your “proxy” (Micah C. Foster and James Daniel Westcott are the individuals named as proxies on your proxy card) will vote your units as you have directed. Unless otherwise directed by you, your proxy will vote your units:

●	For the election of the nine (9) director nominees proposed by our Board of Directors;

●	For the approval, on an advisory basis, of executive compensation;

●	For the ratification of the appointment of BDO USA, LLP as our independent registered accounting firm for the fiscal year ending December 31, 2018.

If any other matter is presented, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their best judgment. At the time this proxy statement was first mailed to unitholders, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

In Person. All unitholders of record at the close of business on March 20, 2018 may vote in person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your units are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the units on the record date.

How may I revoke my signed proxy card?

You may revoke your proxy card or change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways:

●	you can send a written notice in advance of the meeting to our Secretary at 303 W. Wall, Suite 1800, Midland, Texas 79701, stating that you would like to revoke your proxy;
●	you can complete and submit a later-dated proxy card; or
●	you can attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not alone revoke your proxy unless you vote at the meeting as described below.

If you have instructed a broker to vote your units, you must follow directions received from your broker to change those instructions.

You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of 11:59 p.m., Eastern Time, on May 14, 2018 will be counted.

You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of 11:59 p.m., Eastern Time, on May 14, 2018 will be counted.

What does it mean if I get more than one proxy card?

It indicates that your units are held in more than one account, such as two brokerage accounts registered in different names. You should complete each of the proxy cards to ensure that all of your units are voted. We encourage you to register all of your brokerage accounts in the same name and address for better service. You should contact your broker, bank or nominee for more information. Additionally, our transfer agent, Computershare Trust Company, N.A., can assist you if you want to consolidate multiple accounts registered in your name by contacting our transfer agent at P.O. Box 30170, College Station, TX 77842-3170, Telephone: (781) 575-4238.

Quorum and Required Votes

How many votes are needed to hold the meeting?

A majority of the voting power of the outstanding units entitled to vote at the meeting as of the record date must be represented at the meeting in order to hold the meeting and conduct business. This is called a quorum. As of March 20, 2018, the record date, there were 76,894,049 units outstanding held by approximately 128 holders of record. Unitholders are entitled to one vote, exercisable in person or by proxy, for each unit held by such Unitholder on the record date. Our partnership agreement does not provide for cumulative voting.

Units are counted as present at the Annual Meeting if:

●	the unitholder is present and votes in person at the meeting;
●	the unitholder has properly submitted a proxy card; or
●	under certain circumstances, the unitholder’s broker votes the units.

Who will count the vote?

Representatives of Computershare Trust Company, N.A., our transfer agent, will tabulate the votes cast by proxy. The Inspector of Election will tabulate any votes cast at the Annual Meeting.

How many votes are required to approve the proposals?

The affirmative vote of holders of a plurality of the votes cast with respect to the election of a director is required to elect that director. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors (Proposal 1).

The affirmative vote of holders of a majority of the votes cast (not including abstentions and broker non-votes) at the meeting is required for the approval of:

●	the non-binding resolution on executive compensation (Proposal 2);
●

the ratification of our appointment of the independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 3) and any other matters that properly come before the meeting.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present.

Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors (Proposal 1) or the non-binding resolution on executive compensation (Proposal 2). Brokers do not have the discretionary authority to vote on the directors standing for election or the non-binding resolution on executive compensation. With respect to the ratification of the appointment of our auditors, brokers have the discretionary authority to vote on this proposal, but abstentions will not be taken into account in determining the outcome of this vote.

How are proxies solicited?

Proxies may be solicited by mail, telephone or other means by our general partner’s officers and directors and our employees. No additional compensation will be paid to these individuals in connection with proxy solicitations. We will pay for distributing and soliciting proxies and will reimburse banks, brokers and other custodians their reasonable fees and expenses for forwarding proxy materials to unitholders.

Additional Questions and Information

If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions, including with respect to the procedures for voting your units, you should contact:

Legacy Reserves LP
303 W. Wall, Suite 1800
Midland, Texas 79701
Attention: Dan G. LeRoy
Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF UNITHOLDERS TO BE HELD ON MAY 15, 2018.

The Notice of the 2018 Annual Meeting of Unitholders and proxy statement are available at http://ir.legacylp.com/proxy.cfm and our Annual Report on Form 10-K for the year ended December 31, 2017 is available at http://ir.legacylp.com/annuals.cfm.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

The Amended and Restated Limited Liability Company Agreement, as amended, of our general partner provides that our Board of Directors will consist of a number of directors as determined from time to time by resolution adopted by a majority of directors then in office, but shall not be less than seven or more than nine. Currently, our Board of Directors has nine directors. Each of the nominees for election to the Board of Directors is currently a director. If elected at the Annual Meeting, each of the nominees will be elected to hold office for a one-year term and thereafter until his successor has been elected and qualified, or until his earlier death, resignation or removal.

Voting

Directors are elected by a plurality of the votes cast at the Annual Meeting. Units represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such units will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Recommendation and Proxies

The Board of Directors recommends a vote FOR each of the nominees named below.

The persons named as proxies in the enclosed proxy card will vote all units over which they have discretionary authority FOR the election of the nominees named below. Although our Board of Directors does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

Set forth below is biographical information regarding each director nominee and information regarding the specific experience, qualifications, attributes and skills that qualify the nominees to serve on the Board of Directors. Each of the director nominees is an existing director standing for re-election for a one-year term expiring at the 2019 Annual Meeting.

Nominees for Election

Name	Principal Occupation	Age	Director Since
Paul T. Horne

Mr. Horne was appointed to the Board of Directors in December 2014 and was appointed as the Chairman of the Board of Directors on May 12, 2016. Mr. Horne has also served as Chief Executive Officer of our general partner since March 1, 2015. Mr. Horne previously served as President of our general partner from March 1, 2015 to March 1, 2018, as Executive Vice President and Chief Operating Officer of our general partner from March 16, 2012 to March 1, 2015 and as Executive Vice President of Operations of our general partner from our founding in October 2005 to March 2012. From January 2000 to October 2005, Mr. Horne served as Operations Manager of Moriah Resources, Inc. From January 1985 to January 2000, Mr. Horne worked for Mobil E&P U.S. Inc. in a variety of petroleum engineering and operations management roles primarily in the Permian Basin. Mr. Horne has a Bachelor of Science degree in Petroleum Engineering from Texas A&M University.

The Board of Directors determined that Mr. Horne should be nominated to our Board of Directors due to his serving as Chief Executive Officer and pertinent experience, qualifications, attributes and skills, which include: the knowledge and experience attained through 34 years of service in the oil and gas industry and 32 years of experience in the Permian Basin.

		56	December 2014

Name	Principal Occupation	Age	Director Since
Kyle D. Vann

Mr. Vann was appointed to the Board of Directors upon completion of our private equity offering on March 15, 2006 and was named Lead Independent Director of the Board of Directors on May 12, 2016. From 1970 through 1979, Mr. Vann was employed in the refining division of Exxon Company USA, and from 1979 through January 2001, Mr. Vann was employed by Koch Industries. From February 2001 through December 2004, Mr. Vann served as Chief Executive Officer of Entergy — Koch, LP, an energy trading and transportation company. Mr. Vann continues to serve Entergy as a consultant and serves on the advisory board and consults with Texon, LP, a private energy marketing company. On May 8, 2006, Mr. Vann was appointed to the board of directors of Crosstex Energy, L.P. (now EnLink Midstream Partners, LP), a publicly traded midstream master limited partnership. From January 2009 through June 2010, Mr. Vann served as an advisory board member for Enexus, LLC, which is a subsidiary of Entergy Corporation. From October 2012 to October 2017, Mr. Vann served as an Executive Advisor for CCMP Capital Advisors, LLC, a private equity firm. In October 2017, Mr. Vann joined the board of PQ Chemical, which is a portfolio company of CCMP Capital. Mr. Vann has a Bachelor of Science degree in Chemical Engineering, with honors, from the University of Kansas. Mr. Vann serves on the Board of Advisors for the School of Engineering at the University of Kansas, which selected him to receive its Distinguished Engineering Service Award in 2012.

The Board of Directors determined that Mr. Vann should be nominated to our Board of Directors due to his pertinent experience, qualifications, attributes and skills, which include: the knowledge and experience attained through 46 years of service in the commodity trading business and his background and expertise in risk assessment and leadership in the energy sector.

		70	March 2006

Cary D. Brown

Mr. C. Brown is a member of the Board of Directors and previously served as Chief Executive Officer of our general partner from our founding in October 2005 to March 1, 2015 and as Chairman of the Board of Directors of our general partner from our founding in October 2005 to May 12, 2016. Mr. C. Brown also served as President of our general partner from March 16, 2012 until March 1, 2015. Since 2005, Mr. C. Brown has been a principal of Moriah Group, which invests in real estate, oil and gas and other direct investments. Prior to October 2005, Mr. C. Brown co-founded two businesses, Moriah Resources, Inc. and Petroleum Strategies, Inc. Moriah Resources, Inc. was formed in 1992 to acquire oil and natural gas reserves. Petroleum Strategies, Inc. was formed in 1991 to serve as a qualified intermediary in connection with the execution of Section 1031 transactions for major oil companies, public independents and private oil and natural gas companies. Mr. C. Brown has served as Executive Vice President of Petroleum Strategies, Inc. since its inception in 1991. Mr. C. Brown served as an auditor for Grant Thornton in Midland, Texas from January 1991 to June 1991 and for Touche Ross in Houston, Texas from June 1989 to December 1990. Mr. C. Brown has a Bachelor of Business Administration degree, with honors, from Abilene Christian University. Mr. C. Brown is the son of Dale A. Brown, a current member of our Board of Directors.

The Board of Directors determined that Mr. C. Brown should be nominated to our Board of Directors due to his pertinent experience, qualifications, attributes and skills, which include: the knowledge and experience attained through 27 years of experience in the oil and natural gas industry and 25 years of experience in the Permian Basin.

		51	October 2005

Name	Principal Occupation	Age	Director Since
Dale A. Brown

Mr. D. Brown is a member of our Board of Directors and has served in such capacity since our founding in October 2005. Mr. D. Brown has been President of Moriah Resources, Inc. since its inception in 1992 and President of Petroleum Strategies, Inc. since he co-founded it in 1991 with Cary D. Brown. Since 2005, Mr. D. Brown has been a principal in the Moriah Group, including Managing General Partner of Moriah Investment Partners. The Moriah Group invests in real estate and other business ventures. Mr. D. Brown is a retired certified public accountant. Mr. D. Brown has a Bachelor of Science degree in Accounting from Pepperdine University. Mr. D. Brown is the father of Cary D. Brown, a current member of our Board of Directors.

The Board of Directors determined that Mr. D. Brown should be nominated to our Board of Directors due to his pertinent experience, qualifications, attributes and skills, which include: financial literacy and experience as a Certified Public Accountant (retired at age 65) since 1967; the knowledge and experience attained through his service in the petroleum industry since 1972 and managerial experience attained through his service with Moriah Resources, Inc. prior to the contribution of its assets as part of the formation transactions of Legacy.

		75	October 2005

William R. Granberry

Mr. Granberry was appointed to our Board of Directors on January 23, 2008. Mr. Granberry was a member of the board of directors of The Williams Companies, Inc. (an integrated gas company with exploration and production, midstream, and gas pipeline operations) from November 2005 to December 2011. In January 2012, Mr. Granberry began serving an initial three-year term as a member of the board of directors of WPX Energy, Inc., an exploration and production company that was spun off from The Williams Companies Inc. From May 21, 2015 through May 2017, he was elected to one year terms as a member of the board of directors of WPX Energy, Inc. Mr. Granberry was a member of Compass Operating Company, LLC, a small, private oil and gas exploration, development and producing company with properties in West Texas and Southeast New Mexico from October 2004 through December 2013. In January 2014, he retired and sold his interest in Compass Operating Company, LLC, to his partners. From 1999 through September 2004, Mr. Granberry managed investments and consulted with oil and gas companies. In 1999, Mr. Granberry invested in and became a board member of Just4Biz.com, a start-up internet company engaged in online office supply, and served as Interim CEO for brief periods in 2000 and 2001. Just4Biz.com filed for bankruptcy in May 2001. From January 1996 to May 1999, Mr. Granberry was President and Chief Operating Officer of Tom Brown, Inc., a public oil and gas company with exploration, development, acquisition and production activities throughout the central United States. Mr. Granberry earned Bachelor of Science and Master of Science degrees in Petroleum Engineering from the University of Texas and upon graduation, worked for Amoco Production Company for 16 years.

The Board of Directors determined that Mr. Granberry should be nominated to our Board of Directors due to his pertinent experience, qualifications, attributes and skills, which include: expertise in the oil and gas industry that was attained through his 52 years of service in engineering and service in executive positions with companies ranging from a large global energy company to small independents.

		75	January 2008

Name	Principal Occupation	Age	Director Since
G. Larry Lawrence

Mr. Lawrence has been a member of our Board of Directors since May 1, 2006. Mr. Lawrence is Chief Financial Officer and Vice President - Finance of Natural Gas Services Group (NGSG), a public company that provides small to medium horsepower compression equipment to the natural gas industry, and has served in this position since July 2011. Previously, Mr. Lawrence served as Controller of NGSG from September 2010 to January 2011 before being promoted to Treasurer, Manager of Accounting and Principal Accounting Officer of NGSG in January 2011. From June 2006 to September 2010, Mr. Lawrence was self-employed as a management consultant doing business as Crescent Consulting. From September 2006 to August 2009, Mr. Lawrence served as Chief Financial Officer on a contract basis for Lynx Operating Company, a private company engaged in oil and gas operations with a primary business focus on gas processing. From May 2004 through April 2006, Mr. Lawrence served as Controller of Pure Resources, an exploration and production company and a wholly owned subsidiary of Unocal Corporation which was acquired by Chevron Corporation. From June 2000 through May 2004, Mr. Lawrence was a practice manager of the Parson Group, LLC, a financial management consulting firm whose services included Sarbanes Oxley engagements with oil and natural gas industry clients. From 1973 through May 2000, Mr. Lawrence was employed by Atlantic Richfield Company, a public oil and gas company (ARCO) where he most recently (from 1993 through 2000) served as Controller of ARCO Permian. Mr. Lawrence has a Bachelor of Arts degree in Accounting, with honors, from Dillard University.

The Board of Directors determined that Mr. Lawrence should be nominated to our Board of Directors due to his pertinent experience, qualifications, attributes and skills, which include: financial expertise and experience as a chief financial officer and controller, Sarbanes Oxley consulting expertise, and financial reporting expertise and the knowledge and experience attained through his years of service in the preparation of publicly audited financial statements.

		66	May 2006

Kyle A. McGraw

Mr. McGraw is a member of the Board of Directors and also serves as the Executive Vice President and Chief Development Officer of our general partner. Mr. McGraw was appointed as Executive Vice President and Chief Development Officer effective March 16, 2012, and has served as a director since our founding in October 2005. Previously, Mr. McGraw served as Executive Vice President of Business Development and Land of our general partner from our founding in October 2005 to March 2012. Mr. McGraw joined Brothers Production Company in 1983, and has served as its General Manager since 1991 and became President in 2003. During his 23-year tenure at Brothers Production Company, Mr. McGraw served in numerous capacities including reservoir and production engineering, acquisition evaluation and land management. Mr. McGraw has a Bachelor of Science degree in Petroleum Engineering from Texas Tech University. Mr. McGraw has 35 years of experience in the oil and natural gas industry in the Permian Basin.

The Board of Directors determined that Mr. McGraw should be nominated to our Board of Directors due to his pertinent experience, qualifications, attributes and skills, which include: the knowledge and experience attained through 35 years of experience in the oil and natural gas industry in the Permian Basin, experience as a petroleum engineer and managerial and executive experience attained through his service with Brothers Production Company where he has served in numerous capacities, including reservoir and production engineering, acquisition evaluation and land management.

		58	October 2005

Name	Principal Occupation	Age	Director Since
D. Dwight Scott

Mr. Scott was appointed to the Board of Directors on November 15, 2016 pursuant to a Director Nomination Agreement (the “Director Nomination Agreement”), dated October 25, 2016, between our general partner and GSO Capital Partners LP (“GSO”). Mr. Scott is a Senior Managing Director of Blackstone and President of GSO. Mr. Scott oversees the management of GSO and sits on the investment committees for GSO’s energy funds, mezzanine funds and rescue lending funds. Prior to his current role, Mr. Scott managed the energy investing activity at GSO, where he remains active. Before joining GSO Capital in 2005, Mr. Scott was an Executive Vice President and Chief Financial Officer of El Paso Corporation. Prior to joining El Paso, Mr. Scott served as a Managing Director in the energy investment banking practice of Donaldson, Lufkin & Jenrette. Mr. Scott is currently a Director of TapStone Energy, LLC, FourPoint Energy, LLC and GEP Haynesville, LLC. He is a member of the Board of Trustees of KIPP, Inc. and the Wall Street for McCombs Board. Mr. Scott graduated from the University of North Carolina and the University of Texas’ McCombs School of Business.

The Board of Directors determined that Mr. Scott should be nominated to our Board of Directors due to his pertinent experience, qualifications, attributes and skills, which include: the knowledge and experience attained through an extensive career including service in the energy investment banking business, energy private investing business and service in an executive position with a large global energy company and his background and expertise in financing companies in the oil and natural gas industry.

		54	November 2016

William D. (Bill) Sullivan

Mr. Sullivan was appointed to our Board of Directors upon completion of our private equity offering on March 15, 2006. Since May 2004, Mr. Sullivan has served as a director and since May 2009 as a non-executive Chairman of the board of directors of SM Energy Company, a publicly traded exploration and production company (formerly known as St. Mary Land & Exploration Company). Mr. Sullivan has served as a director of TETRA Technologies, Inc. since August 2007 and a non-executive Chairman of the board of TETRA since May 2015. TETRA is principally in the oilfield services business. Mr. Sullivan has served as a director of CSI Compressco GP, LLC (f/k/a Compressco Partners GP, LLC), the general partner of CSI Compressco, L.P., since Compressco Partners completed its initial public offering in June 2011. CSI Compressco is a provider of wellhead compression-based production enhancement services and is a partially owned, controlled subsidiary of TETRA. Mr. Sullivan served as director of Targa Resources GP, LLC (the general partner of Targa Resource Partners LP) from February 14, 2007 until May 2015. Targa is principally in the gas and gas liquids gathering, processing and logistics services business. From 1981 through August 2003, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation, most recently as Executive Vice President, Exploration and Production. Mr. Sullivan has been retired for the past fourteen years. Mr. Sullivan has a Bachelor of Science degree in Mechanical Engineering, with high honors, from Texas A&M University.

The Board of Directors determined that Mr. Sullivan should be nominated to our Board of Directors due to his significant management experience in midstream oil and natural gas operations and in the exploration and production of oil and natural gas. Mr. Sullivan also has substantial experience in executive compensation matters and in serving on the boards of publicly held corporations and publicly traded limited partnerships operating in the oil and natural gas industry.

		61	March 2006

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE FOREGOING DIRECTOR NOMINEES.

PROPOSAL 2

ADVISORY (NON-BINDING) RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the related rules of the U.S. Securities and Exchange Commission (the “SEC”), we are not required to include in these proxy materials a non-binding advisory resolution seeking unitholder approval of the compensation of our named executive officers. However, while not required with respect to our proxy materials this year, the Board of Directors has elected to include such non-binding advisory resolution in these proxy materials in consideration of the fact that a majority of the votes cast by unitholders on the non-binding vote on the frequency of advisory votes on the compensation of our named executive officers at the 2017 Annual Meeting were affirmative votes for an annual vote seeking non-binding advisory unitholder approval of the compensation of our named executive officers.

Our executive officer compensation strategy is designed to align the compensation of the executive officers with unitholder return. We provide financial incentives to our executive officers for performance, achievement of goals and enhancement of unitholder value. Our compensation philosophy is to drive and support the long-term goal of growing asset value and total unitholder return by paying for performance and not rewarding underperformance. In meeting these goals, we intend to invest in our long-term opportunities while meeting our short-term commitments. Our compensation policy allows us to attract and retain highly qualified executive officers.

As all our executive officers hold units in the Partnership, we focus on the growth of our business. Through this approach, our executives receive salaries and incentive pay opportunities consistent with the market value of their services, and their performance is further rewarded through the return on their holdings of our units, which creates alignment of interests with our unitholders.

The text of the advisory (non-binding) resolution with respect to this Proposal 2 is as follows:

“RESOLVED, that the unitholders of Legacy Reserves LP approve, on a non-binding advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Legacy Reserves LP proxy statement with respect to Legacy Reserves LP’s 2018 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.”

In considering their vote, unitholders may wish to review with care the information on the Partnership’s compensation policies and decisions regarding executive compensation as presented in the “Compensation Discussion and Analysis” on pages 16-31 in this proxy statement and the compensation tables and related narrative disclosure on pages 32-40 in this proxy statement.

Although the unitholder vote on this advisory resolution is non-binding, the compensation committee values unitholder opinions and will consider the outcome of the vote when making future decisions regarding our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL OF THE ADVISORY (NON-BINDING) RESOLUTION ON
EXECUTIVE COMPENSATION.

CORPORATE GOVERNANCE

Management of Legacy Reserves LP

The directors and officers of Legacy Reserves GP, LLC, as our general partner, manage our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Other than through their ability to elect directors of our general partner as described below, unitholders will not be entitled to directly or indirectly participate in our management or operation.

Our general partner owes certain fiduciary duties to the Partnership. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are nonrecourse to it.

The amended and restated limited liability company agreement, as amended, of our general partner provides for a board of directors of not less than seven and not more than nine members.

Our unitholders, including affiliates of our general partner, are entitled to elect all of the directors of our general partner annually. Directors of our general partner hold office for a one-year term and thereafter until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified.

Board of Directors

During the fiscal year ended December 31, 2017, our Board of Directors held 9 meetings. It is the policy of our Board of Directors to encourage directors to attend each meeting of unitholders. All of our directors serving on the Board of Directors at the time of the Annual Meeting held in 2017 attended the Annual Meeting held in 2017.

During 2017, the audit committee met 5 times, the compensation committee met 4 times, and the nominating, governance and conflicts committee met 3 times.

Director Independence

The Board of Directors includes four individuals who the Board of Directors has determined meet the independence and experience standards established by the NASDAQ Global Select Market, or NASDAQ, and the Exchange Act: Messrs. Granberry, Lawrence, Sullivan and Vann. The NASDAQ rules do not require the boards of publicly-traded partnerships to be made up of a majority of independent directors.

The Board annually reviews all relevant business relationships any director may have with Legacy and the independence standards established by the NASDAQ.

Leadership Structure of the Board

As prescribed by the Amended and Restated Limited Liability Company Agreement of our general partner, the Chairman of the Board of Directors has the power to preside at all meetings of the Board. On May 12, 2016, the Board appointed Mr. Horne as Chairman of the Board. Mr. Horne also currently serves as our Chief Executive Officer. The nominating, governance and conflicts committee believes that Mr. Horne’s history as one of the Partnership’s founders, his industry experience and excellent performance in his previous roles at Legacy make him the appropriate leader of the Board. Also on May 12, 2016, the Board named Mr. Vann as the Lead Independent Director of the Board. The Lead Independent Director has clearly defined leadership authority and responsibilities, which include presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors, and serving as liaison between the Chairman of the Board and the independent directors. Our Lead Independent Director is afforded direct and complete access to the Chairman of the Board at any time as such director deems necessary or appropriate. The nominating, governance and conflicts committee will reevaluate its view on the Board’s leadership structure periodically.

Risk Oversight

While it is the job of management to assess and manage our risk, the Board and its audit committee (each where applicable) discuss the guidelines and policies that govern the process by which risk assessment and management is undertaken and evaluate reports from various functions with the management team on risk assessment and management. The Board interfaces regularly with management and receives periodic reports that include updates on operational, financial, legal and risk management matters. The audit committee assists the Board in oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements, including those related to the health, safety and environmental performance of Legacy. The audit committee also reviews and assesses the performance of our internal audit function and our independent auditors. The Board receives regular reports from the audit committee. We do not believe that the Board’s role in risk oversight has an effect on the Board’s leadership structure.

Evaluation of Compensation Risk

Our compensation committee has reviewed our employee compensation programs and overall compensation structure and internal controls. There are several design features of our compensation policy that reduce the likelihood of excessive risk-taking:

●	annual cash incentive opportunities are contingent upon several carefully designed objective operational and financial measures (50% at target levels), as well as the compensation committee’s discretion as to whether and in what amount to award additional cash incentive compensation (also 50% at target levels);

●	our compensation policy is designed to provide a balanced mix of cash, equity-linked and equity and short- and long-term incentives;

●	the potential payouts pursuant to our annual cash incentives are subject to reasonable maximum limits; and

●	internal controls are in place to assure that payments and awards are consistent with actions approved by the compensation committee. Taking into consideration the factors above, the compensation committee does not believe that there is a reasonable likelihood that Legacy’s compensation policy could have a material adverse effect on Legacy.

Audit Committee

Membership

The audit committee has been established in accordance with Rule 10A-3 promulgated under the Exchange Act. The Board of Directors has appointed Messrs. Lawrence, Sullivan, and Granberry as members of the audit committee. Mr. Lawrence serves as the chairman of the committee. Each of the members of the audit committee has been determined by the Board of Directors to be independent under NASDAQ’s standards for audit committee members to serve on its audit committee. In addition, the Board of Directors has determined that at least one member of the audit committee (Mr. Lawrence) has such accounting or related financial management expertise sufficient to qualify such person as the audit committee financial expert in accordance with Item 407 of Regulation S-K and NASDAQ requirements.

Responsibilities

The audit committee assists the Board of Directors in overseeing:

●	our accounting and financial reporting processes;

●	the integrity of our financial statements;

●	our compliance with legal and regulatory requirements;

●	the qualifications and independence of our independent auditors; and

●	the performance of our internal audit function and our independent auditors.

The audit committee is also charged with making regular reports to the Board of Directors and preparing any reports that may be required under NASDAQ-listing standards or SEC rules.

Charter

The Board of Directors has adopted a charter for the audit committee, a copy of which is available on our website at www.legacylp.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

Compensation Committee

Membership

The compensation committee consists of three members of the Board of Directors, Messrs. Vann, Granberry and Sullivan, all of whom have been determined by the Board of Directors to be independent under NASDAQ-listing standards. In addition, each member of the compensation committee qualifies as a “non-employee” director within the meaning of Rule 16b-3 promulgated under the Exchange Act, and as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Mr. Vann is the chairman of the compensation committee.

Responsibilities

The committee’s responsibilities under its charter are to:

●	evaluate and/or develop the compensation policies applicable to the executive officers of our general partner, which are required to include guidance regarding the specific relationship of performance to executive compensation;

●	review and approve, on an annual basis, the corporate goals and objectives with respect to compensation for the executive officers of the general partner;

●	evaluate at least once a year the performance of the executive officers of the general partner in light of established goals and objectives;

●	determine and approve, either as a committee or together with the other independent directors (as directed by the Board of Directors), the compensation for each of the executive officers of the general partner, including salary, bonus, incentive and equity compensation based on this evaluation;

●	periodically review the compensation paid to non-employee directors (including Board of Directors and committee chairpersons) in the form of annual retainers and meeting fees, if any, and make recommendations to the Board of Directors regarding any adjustments;

●	review and make recommendations to the Board of Directors with respect to our incentive compensation and other unit-based plans;

●	assist the full Board of Directors with respect to the administration of our incentive compensation and other unit-based plans;

●	maintain regular contact with our management team;

●	prepare and publish an annual executive compensation report in our proxy statement or annual report on Form 10-K; and

●	evaluate its own performance, and review the adequacy of the charter, at least annually, delivering a report setting forth the results of such evaluation and review, and any recommended changes, to the Board of Directors for its approval.

Charter

The Board of Directors has adopted a charter for the compensation committee, a copy of which is available on our website at www.legacylp.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

Nominating, Governance and Conflicts Committee

Membership

The nominating, governance and conflicts committee consists of Messrs. Granberry, Lawrence, Sullivan and Vann. Mr. Granberry serves as the chairman of the committee. The Board of Directors has determined that all members of the nominating and governance committee are independent under NASDAQ-listing standards.

Responsibilities

The duties of the nominating, governance and conflicts committee are to:

●	identify, recruit and evaluate candidates for membership on the Board of Directors and its committees;

●	develop a process to be used by the committee in identifying and evaluating candidates for membership on the Board of Directors and its committees;

●	annually present to the Board a list of nominees recommended for election to the Board at the annual meeting of unitholders;

●	evaluate any director candidates recommended by unitholders of the Partnership pursuant to the procedures set forth in the fifth amended and restated agreement of limited partnership of the Partnership to be followed by unitholders in making such recommendations;

●	adopt a process for unitholders of the Partnership to send communications to the Board of Directors;

●	oversee the evaluation of the Board of Directors and the other committees of the Board of Directors;

●	evaluate its own performance, and review the adequacy of the charter, at least annually, delivering a report setting forth the results of such evaluation and review, and any recommended changes, to the Board for its approval;

●	recommend general matters for consideration by the Board of Directors, which may include: (i) the structure of Board meetings, including recommendations for the improvement of such meetings, and the timeliness and adequacy of the information provided to the Board of Directors prior to such meetings; (ii) director retirement policies; (iii) director and officer insurance policy requirements; (iv) policies regarding the number of boards on which a director may serve; (v) director orientation and training; and (vi) the roles of the general partner’s executive officers and the outside directorships of such executive officers;

●	consult with the Chief Executive Officer, as appropriate, and the other Board members to ensure that its decisions are consistent with the sound relationship between and among the Board of Directors, Board committees, individual directors, and the general partner’s executive officers;

●

oversee the general partner’s policies and procedures regarding compliance with applicable laws and regulations relating to the honest and ethical conduct of the general partner’s directors, officers and employees;

●

have the sole responsibility for granting any waivers under the general partner’s Code of Ethics and Code of Ethics for Chief Executive Officer and Senior Financial Officers (or any successor codes, guidelines or policies) to the general partner’s directors, officers and employees;

●	review and approve certain related party transactions as described in the committee’s charter; and
●

perform any other activities consistent with the charter, the limited liability company agreement and certificate of formation of the general partner (as each may be amended and/or restated and in effect from time to time), the limited partnership agreement and certificate of limited partnership of the Partnership (as each may be amended and/or restated and in effect from time to time) and applicable law as the committee or the Board of Directors deems necessary or appropriate.

Further, the nominating, governance and conflicts committee, at the request of the Board of Directors, will review specific matters that the Board of Directors believes may involve a conflict of interest. The committee will determine if the resolution of the conflict of interest is fair and reasonable to the unitholders. Any matters approved by the committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

Director Nominations

Under our fifth amended and restated agreement of limited partnership, unitholders desiring to suggest a Board nominee must give prior written notice to our Secretary regarding the persons to be nominated. The notice must be received at our principal executive offices at the address shown on the cover page within the specified period and must be accompanied by the information and documents specified in the fifth amended and restated agreement of limited partnership. A copy of the fifth amended and restated agreement of limited partnership may be obtained by writing to our Secretary at the address shown on the cover page of this proxy statement.

Recommendations by unitholders for directors to be nominated at the 2019 annual meeting of unitholders must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made and the name, address and the class and number of units owned by such unitholder. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the proxy statement, if nominated, and to serve as a director, if elected. Notice and the accompanying information must be received by our Secretary at our principal executive office at the address shown on the cover page of this proxy statement no later than January 15, 2019 and no earlier than December 31, 2018.

The fifth amended and restated agreement of limited partnership does not affect any unitholder’s right to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act. For more information with respect to Rule 14a-8, please see “Other Matters–Unitholder Proposals.”

Nomination Criteria

The nominating, governance and conflicts committee is responsible for assessing the skills and characteristics that candidates for election to our Board of Directors should possess, as well as the composition of our Board of Directors as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to our Board of Directors and its committees as well as consideration of skills and experience in the context of the needs of our Board of Directors. Each candidate must meet certain minimum qualifications including:

●	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and
●

skills and expertise complementary to the skills and expertise of the existing members of our Board of Directors (in this regard, the Board of Directors will consider its need for individuals with skills and expertise in operational, managerial, financial or governmental affairs or other relevant expertise).

The nominating, governance and conflicts committee may also consider the ability of a prospective candidate to work with the then-existing interpersonal dynamics of our Board of Directors and the candidate’s ability to contribute to the collaborative culture among the members of the Board of Directors.

The nominating, governance and conflicts committee will also evaluate each nominee based upon a consideration of diversity, age, skills and experience in the context of the needs of the Board of Directors. The committee does not have a policy with regard to the consideration of diversity in identifying director nominees. Diversity, including diversity of experience, professional expertise, gender, race and age, is one factor considered in evaluating a nominee.

Based on this initial evaluation, the nominating, governance and conflicts committee will determine whether to interview the candidate and, if warranted, will recommend that one or more of its members, other members of our Board of Directors or senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the committee ultimately determines its list of nominees and submits it to the full Board of Directors for consideration and approval.

Charter

Our Board of Directors has adopted a charter for the nominating, governance and conflicts committee, a copy of which is available on our website at www.legacylp.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

Code of Ethics

The Board of Directors has adopted a Code of Ethics and Business Conduct applicable to officers and directors of our general partner and our employees, including the principal executive officer, principal financial officer, principal accounting officer and controller, or those persons performing similar functions, of our general partner. The Code of Ethics and Business Conduct is available on our website at www.legacylp.com and in print to any unitholder who requests it. Amendments to or waivers from the Code of Ethics and Business Conduct will also be available on our website and reported as may be required under SEC rules; however, any technical, administrative or other non-substantive amendments to the Code of Ethics and Business Conduct may not be posted. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of the named executive officers of our general partner, Legacy Reserves GP, LLC, should be read together with the compensation tables and related disclosures set forth below.

Introduction

Our general partner manages our operations and activities through its Board of Directors. Under our fifth amended and restated agreement of limited partnership, we reimburse our general partner for direct and indirect general and administrative expenses incurred on our behalf, including the compensation of our general partner’s executive officers. Our general partner has not incurred any reimbursable expenses related to the compensation of our general partner’s executive officers for their management of us. Currently, our general partner’s executive officers are employed by our wholly owned subsidiary, Legacy Reserves Services, Inc., and are directly compensated by Legacy Reserves Services, Inc. for their management of us pursuant to their employment agreements. The compensation amounts disclosed in this section and under “Executive Compensation” reflect the total compensation paid to the executive officers of our general partner. Please read “Executive Compensation - Employment Agreements.”

Executive Summary

We are a master limited partnership headquartered in Midland, Texas, focused on the development of oil and natural gas properties primarily located in the Permian Basin, East Texas, Rocky Mountain and Mid-Continent regions of the United States. Our compensation policy, as adopted by the compensation committee and approved by the Board of Directors of the General Partner in March 2013 and subsequently amended (the “Compensation Policy”), is designed to make our executive officers’ total compensation comparable to that of similarly-sized exploration and production companies. The goals of our Compensation Policy are to:

●	align the compensation of the executive officers with unitholder return;
●	provide financial incentives to our executive officers for performance, achievement of goals and enhancement of unitholder value;
●	drive and support the long-term goal of growing asset value and total unitholder return by paying for performance; and
●	enable us to attract and retain highly qualified executive officers.

To achieve these goals, our total compensation to our executive officers is comprised of base salary, annual cash incentive compensation (annual cash bonuses), quarterly cash retention bonuses and equity-based incentive compensation. The charts below illustrate the allocation of compensation opportunities among salary, target annual cash bonuses, quarterly cash retention bonuses and target annual grants of equity to our Chief Executive Officer and other named executive officers (“NEOs”) with respect to fiscal year 2017. Base salaries in the charts below are represented based on annualized base salaries that became effective on March 1, 2017. Target incentive compensation is based on the targets in place with respect to 2017 performance. Quarterly cash retention bonuses included in the charts below are based upon actual amounts paid to the Chief Executive Officer and the other NEOs with respect to 2017.

Chief Executive Officer:	All Other NEOs

Cash Incentive Compensation. We believe meaningful annual cash incentive compensation to be a strong motivating factor that will result in significant increases in value and in growth. Payouts of annual cash incentive compensation to our executive officers during fiscal year 2018 were made in accordance with the Compensation Policy based on performance during fiscal year 2017. For more information regarding cash incentive compensation earned in fiscal year 2017 please see “—Components of Compensation—Cash Incentive Compensation (Cash Bonus) under the Compensation Policy.”

Subjective Component of Cash Incentive Compensation. In determining cash incentive awards earned in fiscal year 2017, our compensation committee conducted a subjective evaluation of individual officer and Partnership performance attributable to fiscal year 2017 for 50% of target annual cash incentive compensation. Under the Compensation Policy, the compensation committee has the discretion to award up to 200% of the subjective component of target annual cash incentive compensation based on the performance of the individual officer and the Partnership.

Objective Component of Cash Incentive Compensation. The remaining 50% of target annual cash incentive compensation earned in fiscal year 2017 was objectively determined in accordance with the objective criteria set forth in our Compensation Policy, which are based on our results and the achievement of operational and financial goals and objectives during fiscal year 2017 and are designed to align the incentive compensation of each executive officer with unitholder return by rewarding performance that exceeds the specified target levels for EBITDA (which is defined in these proxy materials to mean Adjusted EBITDA, a non-GAAP financial measure, as described in the Partnership’s annual report on Form 10-K) and results in the actual ratio of Total Debt (as defined in our Third Amended and Restated Credit Agreement, as amended) to EBITDA being less than the specified target ratio. The respective criteria target levels, for purposes of the determination of annual objective cash incentive compensation only, are set by the compensation committee at the beginning of each year after considering management’s recommendation and the Partnership’s internal operating plan.

Set forth below are the target levels for EBITDA and the target ratios of Total Debt to EBITDA used to determine the objective component of each executive officer’s annual cash bonus that may be earned with respect to fiscal year 2017. Achievement of less than 75% of Target EBITDA or failure to achieve a Total Debt to EBITDA ratio that is less than 125% of the target Total Debt to EBITDA ratio, respectively, will result in no annual cash bonus awarded with respect to that particular performance measure.

Performance Measure	Weight	Performance Level/Percent Earned
EBITDA	50%	75% of Target 0%	100% of Target 100%	125% of Target 200%
Ratio of Total Debt to EBITDA	50%	125% of Target 0%	Target 100%	75% of Target 200%

Set forth in the table below is a summary of the target cash incentive award amounts attributable to performance during 2017 of each NEO pursuant to the Compensation Policy, expressed as a percentage of each of such executive officer’s applicable base salary.

	Target Cash Bonus as a Percentage of
	2017 Annual Salary(1)
Named Executive Officer	Subjective	Objective	Total
Paul T. Horne	55%	55%	110%
Chairman of the Board, President and Chief Executive Officer(2)
James Daniel Westcott	45%	45%	90%
Executive Vice President and Chief Financial Officer(2)
Kyle M. Hammond	40%	40%	80%
Executive Vice President and Chief Operating Officer
Kyle A. McGraw	40%	40%	80%
Director, Executive Vice President and Chief Development Officer
Dan G. LeRoy	37.5%	37.5%	75%
Vice President, General Counsel and Secretary
____________________

(1)	Salaries effective March 1, 2017.

(2)

Effective March 1, 2018, Mr. Horne resigned as President of our general partner and Mr. Westcott was promoted to President of our general partner. Messrs. Horne and Westcott retained their positions as Chairman of the Board and Chief Executive Officer and Chief Financial Officer, respectively.

Quarterly Cash Retention Bonuses. Additionally, on February 21, 2017, and in certain ways consistent with 2016, the compensation committee approved the payment of quarterly cash retention bonuses to the General Partner’s executives payable each fiscal quarter in which the executive was continuously employed by Legacy for the fiscal year ended December 31, 2017 in the amounts per quarter as follows: $125,000 to Mr. Horne, $100,000 to Mr. Westcott, $100,000 to Mr. Hammond, $50,000 to Mr. McGraw and $25,000 to Mr. LeRoy. The compensation committee has not approved any cash retention bonuses payable in fiscal 2018.

Equity-Based Incentive Compensation. We believe meaningful equity participation by each NEO to be a strong motivating factor that will result in significant increases in value and in growth. Grants of equity-based compensation to our executive officers during fiscal year 2017 and 2018 were made in accordance with the Compensation Policy based on performance during fiscal year 2016 and 2017, respectively.

The subjective or service-based component of equity-based incentive compensation awarded as phantom units and associated distribution equivalent rights (“DERs”) is determined by a subjective evaluation of prior fiscal year performance by the compensation committee. The objective or performance-based component of equity-based incentive compensation, awarded as phantom units and associated DERs, is designed to reward our executive officers for their long-term performance and to align their interests with those of our unitholders. For more information regarding grants made during the fiscal years 2018 and 2017, please see “—Components of Compensation—Equity-Based Incentive Compensation under the Compensation Policy.”

Subjective Component of Equity –Based Incentive Compensation under the Compensation Policy (60% of target). Under the Compensation Policy, equity-based incentive compensation awarded under this component and associated DERs cliff vest after a three-year vesting period and are not subject to any performance criteria. The DERs entitle the recipient of the award to a payment equivalent to the amount of the per unit distribution payable to unitholders over the vesting period. The compensation committee has the discretion to award up to 200% of the subjective component of target equity-based incentive compensation.

Objective Component of Equity –Based Incentive Compensation under the Compensation Policy (40% of target). Under the Compensation Policy, the objective component is granted at 200% of the target amount each year but is subject to cliff vesting after a three-year performance period in accordance with an objective performance-related formula (as set forth under “Calculation of Vesting of Objective Component of Equity–Based Compensation under the Compensation Policy” below) based on our objective average annual total unitholder return and the following: 1) our total unitholder return compared to the total unitholder returns of a group of our exploration and production MLP peers, and 2) our total unitholder return compared to the total unitholder returns of a broader group of MLPs. All total unitholder returns are measured during the cumulative three-year vesting measurement period prior to the vesting date. If none or only a portion of phantom units vest as a result of target levels not being met, the unvested portion of phantom units and associated DERs will be forfeited.

Set forth in the table below is a summary of the target equity-based incentive award amounts attributable to performance during 2017 (and granted during fiscal year 2018) of each NEO pursuant to the Compensation Policy, expressed as a percentage of each of such executive officer’s applicable base salary. On February 21, 2017, the compensation committee adjusted target levels for certain NEOs based upon input from our compensation consultant and a review of market data, as described below under “Selection of Compensation Comparative Data.”

	Target Value of Phantom Units as a
	Percentage of 2017 Annual Salary(1)
Named Executive Officer	Subjective	Objective	Total
Paul T. Horne	240%	160%	400%
Chairman of the Board, President and Chief Executive Officer(2)
James Daniel Westcott	180%	120%	300%
Executive Vice President and Chief Financial Officer(2)
Kyle M. Hammond	180%	120%	300%
Executive Vice President and Chief Operating Officer
Kyle A. McGraw	105%	70%	175%
Director, Executive Vice President and Chief Development Officer
Dan G. LeRoy	60%	40%	100%
Vice President, General Counsel and Secretary(3)
____________________

(1)	Salaries effective March 1, 2017.

(2)

Effective March 1, 2018, Mr. Horne resigned as President of our general partner and Mr. Westcott was promoted to President of our general partner. Messrs. Horne and Westcott retained their positions as Chairman of the Board and Chief Executive Officer and Chief Financial Officer, respectively.

(3)

For the 2018 performance year, Mr. LeRoy’s target value of phantom units, as a percentage of 2018 annual salary, was increased to 150%,weighted 100% subjective and 50% objective, to further align his compensation with that of his peers at comparable exploration and production companies.

2017 Say on Pay Vote

The compensation committee considers whether the executive compensation program serves the interests of our unitholders. In that respect, as part of its ongoing review of our executive compensation program, the compensation committee considered the approval by approximately 92% of the votes cast for our “say on pay” vote at the 2017 annual meeting of unitholders. After considering the 2017 “say on pay” results, the committee determined that our executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any changes to our executive compensation program in response to the 2017 “say on pay” vote.

Corporate Governance

Compensation Committee Authority

Executive officer compensation is administered by the compensation committee of the Board of Directors, which is currently composed of three members, Messrs. Vann, Granberry and Sullivan. The Board of Directors appoints the compensation committee members and, pursuant to the compensation committee’s charter amended on January 18, 2017, delegates to the compensation committee the direct responsibility for, among other things, determining and approving the compensation for the general partner’s executive officers, establishing equity and non-equity incentive plans, and administering our LTIP.

The Board of Directors has determined that each committee member is independent under NASDAQ-listing standards, SEC rules and the relevant securities laws, and that each member qualifies as a “non-employee” director within the meaning of Rule 16-3 promulgated under the Exchange Act.

Role of Compensation Experts in Determining Executive Officer Compensation

The compensation committee is authorized to obtain, at the Partnership’s expense, compensation surveys, reports on the design and implementation of compensation programs for directors, officers and employees and other data and documentation as the compensation committee considers appropriate. In addition, the compensation committee has the sole authority to retain and terminate any outside counsel or other experts or consultants engaged to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms.

The compensation committee retained Meridian Compensation Partners, LLC (“Meridian”) as a compensation consultant for performance year 2017. Meridian was engaged to provide a study of compensation programs related to NEOs and outside directors offered by a broad peer group of exploration and production companies. The compensation committee charged Meridian with undertaking this study to ascertain how the members of this peer group structure their compensation as a basis for establishing and maintaining an appropriate compensation program to better enable the Partnership to attract and retain highly qualified executive officers and to further align the interests of our executive officers with those of our unitholders. Meridian does not provide any other services to the Partnership. The compensation committee has assessed the independence of Meridian pursuant to NASDAQ rules and the Partnership concluded that Meridian’s work for the compensation committee did not raise any conflict of interest.

The compensation committee retained BDO USA, LLP (“BDO”) as a compensation consultant for performance year 2016. BDO was engaged to provide a study of compensation programs related to NEOs and outside directors offered by a broad peer group of exploration and production companies and publicly traded limited partnerships. The compensation committee charged BDO with undertaking this study to ascertain how the members of this peer group structure their compensation as a basis for establishing and maintaining an appropriate compensation program to better enable the Partnership to attract and retain highly qualified executive officers and to further align the interests of our executive officers with those of our unitholders.

BDO served as the Partnership’s independent registered public accountants during 2016. In appointing BDO’s compensation consulting group, the compensation committee considered whether such appointment would represent a conflict of interest. In particular, the compensation committee reviewed the structure of the consulting engagement and the relatively small amount of fees paid by the Partnership to BDO for compensation consulting services. The committee also evaluated its prior experience with BDO as its consultant and concluded that the advice received was, in its opinion, independent, that the relationship represented no conflict of interest, and that the compensation committee benefitted from the BDO consultants’ unique experience in consulting for publicly-traded partnerships

Selection of Compensation Comparative Data

As discussed in greater detail below, central to our compensation philosophy is the alignment of the interests of our NEOs with the interests of our unitholders. It is the goal of our compensation philosophy to provide financial incentives to our executive officers to focus on business strategies designed to maximize total return to our unitholders. In addition to comparing compensation packages of our NEOs and outside directors with the compensation of their counterparts within a comparable group of exploration and production companies, other specific performance levels or “benchmarks,” as described in the Compensation Policy, were used in 2017 to establish the compensation packages of our NEOs and outside directors.

The 2017 comparable group included Bill Barrett Corporation; Callon Petroleum Company; Carrizo Oil & Gas, Inc.; Comstock Resources, Inc.; Eclipse Resources Corporation; Exco Resources, Inc.; Jones Energy, Inc.; Laredo Petroleum Inc.; Matador Resources Company; PDC Energy, Inc.; QEP Resources, Inc.; Resolute Energy Corporation; Sanchez Energy Corporation; SM Energy Company; and SRC Energy Inc.

The 2016 comparable group included Breitburn Energy Partners L.P.; Carrizo Oil & Gas, Inc.; Clayton Williams Energy, Inc.; Diamondback Energy, Inc.; EP Energy Corporation; EV Energy Partners, L.P.; Gulfport Energy Corporation; Halcón Resources Corporation; Laredo Petroleum Inc.; Linn Energy, LLC; Memorial Production Partners LP; Mid-Con Energy Partners, LP; Parsley Energy, Inc.; RSP Permian, Inc.; SandRidge Energy, Inc.; Summit Midstream Partners, LP; Southcross Energy Partners, L.P.; Swift Energy Company and Vanguard Natural Resources, LLC.

Our comparable group is determined by the compensation committee from time to time to ensure that the peer group’s size and composition produces relevant information for the compensation committee’s consideration. The changes in the 2017 comparable group compared to the 2016 comparable group are primarily due to low oil and gas prices causing a number of exploration and production companies in the 2016 comparable group to face bankruptcies or other financial difficulties and a desire to select companies that more closely align with our current strategic and operating focus.

Decision-Making Process and Role of Executive Officers

Compensation decisions for executive officers involve both objective and subjective criteria. For performance year 2017, under the amended compensation committee charter, the compensation committee consultant first provided information to the compensation committee regarding competitive market data. The second component of the decision-making process was our Chief Executive Officer providing a written overview of performance by the Partnership, including an overview of the performance by each NEO, in light of established operational and financial goals and objectives. After reviewing this written overview, the compensation committee met with the Chief Executive Officer in order to ask questions regarding the information set forth in the written overview and to gather any additional information needed in order to approve the compensation of all of the NEOs.

In determining the compensation of the NEOs, the compensation committee took into account the information provided by the compensation committee consultant. The compensation committee then evaluated the performance of the NEOs in light of established operational and financial goals and objectives and determined as a committee, together with any other independent directors participating in the process, the NEOs’ compensation.

Executive Officer Compensation Strategy and Philosophy

Our Compensation Policy is designed to make our executive officers total compensation comparable to that of similarly sized exploration and production companies.

Our executive officer compensation strategy is designed to:

●	align the compensation of the executive officers with unitholder return;
●	provide financial incentives to our executive officers for performance, achievement of goals and enhancement of unitholder value;
●	drive and support the long-term goal of growing asset value and total unitholder return by paying for performance; and
●	enable us to attract and retain highly qualified executive officers.

In meeting the goal of sustainable growth, we intend to invest in our long-term opportunities while meeting our short-term commitments. As all our executive officers hold units in the Partnership, we have attempted to maintain competitive levels of compensation while focusing on the growth of our business. Through this approach, our executives receive cash and equity-based compensation for their services. We believe that the design of our executive compensation program creates alignment of interests with our unitholders.

Components of Compensation

Named Executive Officer Compensation

Total compensation to our executive officers is comprised of base salary, cash incentive compensation (annual cash bonus), quarterly cash retention bonus and equity-based incentive compensation.

2017 Performance Goals and Objectives

For the 2017 performance year, the operational and financial goals and objectives established at the beginning of 2017 were as follows:

●	Generate EBITDA of $205.7 million with $55 million of development expenditures;
●	Year-end 2017 Total Debt to EBITDA ratio of 6.0x;
●	Opportunistically pursue alternatives to reduce indebtedness outstanding;
●	Determine and begin implementing future direction and focus of Legacy; and
●	Experience zero lost-time accidents.

These goals and objectives, as supplemented by more detailed supporting goals and objectives put forth by our NEOs, provided a framework for the compensation committee to assess our 2017 performance and to determine NEOs’ total compensation levels. Relative weight is not assigned to any of these goals and objectives. Additionally, the financial goals were based on various assumptions, with the understanding that our actual financial performance would be assessed based on factors considered relevant by the compensation committee at the time compensation for the NEOs was reviewed and determined.

2017 Performance Assessment for Determination of Incentive Compensation under the Compensation Policy

The compensation committee assessed the 2017 performance of executive officers for purposes of the determination of the subjective components of cash incentive compensation and its consideration of equity-based incentive compensation earned with respect to fiscal year 2017 based on the attainment of the foregoing goals and objectives and the performance-related factors that it considered to be relevant.

Among other relevant considerations, the compensation committee considered the following achievements by the Partnership and the executive officers during 2017:

●	Generated EBITDA of $226.2 million with $177 million of development expenditures;
●	On December 31, 2017 repurchased $187 million of our 6.625% Senior unsecured notes due 2021 at $0.70 per $1.00 of principal amount, which settled on January 5, 2018;
●

Entered into an agreement to amend our second lien term loan credit agreement to increase the amount of aggregate commitments thereunder from $300 million to $400 million and extend the availability of those commitments to October 25, 2019, effective January 5, 2018;

●	Improved our credit statistics, including a reduction in our Total Debt to EBITDA ratio by 2.1x for a year-end Total Debt to EBITDA ratio of 5.9x; and
●	Experienced three lost-time accidents.

Base Salaries

Overview

We pay base salary to attract talented executives and provide a fixed base of cash compensation. Under the compensation committee’s charter, the compensation committee determines and approves the base salaries of all of the executive officers of our general partner.

It is the intent of the compensation committee to have the base salaries of our NEOs reviewed on an annual basis as well as at the time of a promotion or other material change in responsibilities.

2017 Base Salary Determinations

Based on the input of BDO, our 2016 compensation consultant, and a review of market data of NEOs at comparable exploration and production companies, effective March 1, 2017, base salaries were set at the following: Mr. Horne: $625,000; Mr. Westcott: $450,000; Mr. Hammond: $425,000; Mr. McGraw: $380,000; and Mr. LeRoy: $300,000.

2018 Base Salary Determinations

Based on the input of Meridian, our 2017 compensation consultant, a review of market data of NEOs at comparable exploration and production companies and, with respect to Mr. Westcott, his promotion to President, effective March 1, 2018, base salaries were set at the following: Mr. Horne: $675,000; Mr. Westcott: $500,000; Mr. Hammond: $450,000; Mr. McGraw: $380,000; and Mr. LeRoy: $320,000.

Cash Incentive Compensation (Cash Bonus) under the Compensation Policy

Overview

As a component of total compensation, the compensation committee chooses to pay annual incentives to drive the achievement of key results and to recognize individuals based on their contributions to those results. The compensation committee recognizes that short-term results often support the achievement of long-term operating goals. The amount of annual incentives is based upon our results and the achievement of operational and financial goals and objectives. The range and target amounts are recommended to the compensation committee by our Chief Executive Officer. For 2017, the compensation committee did not approve an increase in the target amounts for any of the NEOs as compared to 2016, with the exception of an increase of Mr. LeRoy’s target cash bonus as a percentage of annual salary increasing from 30.0% to 37.5% for each of the subjective and objective components.

In determining cash incentive awards earned during a fiscal year, a subjective evaluation of the individual officer and Partnership performance (subjective criteria) for the fiscal year that such awards are to be earned and our results and the achievement of operational and financial goals and objectives during such fiscal year (objective criteria) are considered.

The objective and subjective components of the cash incentive compensation each comprise 50% of the target bonus available expressed as a percentage of annual salary for each executive officer, as set forth in the following table for fiscal year 2017.

		Target Cash Bonus as a Percentage of
		2017 Annual Salary
Named Executive Officer	Title	Subjective	Objective	Total
Paul T. Horne	Chairman of the Board, President and Chief Executive Officer(1)	55%	55%	110%
James Daniel Westcott	Executive Vice President and Chief Financial Officer(1)	45%	45%	90%
Kyle M. Hammond	Executive Vice President and Chief Operating Officer	40%	40%	80%
Kyle A. McGraw	Director, Executive Vice President and Chief Development Officer	40%	40%	80%
Dan G. LeRoy	Vice President, General Counsel and Secretary	37.5%	37.5%	75%
____________________

(1)

Effective March 1, 2018, Mr. Horne resigned as President of our general partner and Mr. Westcott was promoted to President of our general partner. Messrs. Horne and Westcott retained their positions as Chairman of the Board and Chief Executive Officer and Chief Financial Officer, respectively.

Objective Component of Cash Bonus

The objective component (up to 50% of the annual target cash incentive compensation) is based on two measures of equal weight:

●	EBITDA; and
●	Total Debt to EBITDA.

The percentage levels that may be earned each year are based on the ranges of performance levels with respect to each target as set forth in the following table, as determined by straight-line interpolation.

Achievement of less than 75% of Target EBITDA or failure to achieve a Total Debt to EBITDA ratio that is less than 125% of the target Total Debt to EBITDA ratio, respectively, will result in no annual cash bonus awarded with respect to that particular performance measure.

Performance Measure	Weight	Performance Level/Percent Earned
EBITDA	50%	75% of Target	100% of Target	125% of Target
		0%	100%	200%
Ratio of Total Debt to EBITDA	50%	125% of Target	Target	75% of Target
		0%	100%	200%

These objective measures are intended to align the cash incentive compensation of each executive officer with unitholder return by rewarding performance that achieves the EBITDA and Total Debt to EBITDA targets. The respective target levels of EBITDA and Total Debt to EBITDA, respectively, for purposes of the annual cash bonus determination only, will be set by the compensation committee at the beginning of each year after considering management’s recommendation.

During 2017, the Partnership achieved EBITDA of $226.2 million, or 110.0% of the $205.7 million target EBITDA, resulting in a Percentage Earned (pursuant to the table above) of 139.9% (weighted at 50% or 69.9%) and Total Debt to EBITDA at year-end 2017 was 5.9x, or 98.7% of the 6.0x target, resulting in a Percentage Earned of 105.1% (weighted at 50% or 52.5%), resulting in bonus amounts at 122.46% of the potential target level of the objective component of the cash incentive compensation (the “Objective Factor” as set forth in the table below).

Subjective Cash Award and Quarterly Cash Retention Bonus

Each executive officer was awarded the annual cash bonuses in the amounts determined by the percentage of target levels available, as set forth under “% of Subjective Factor Earned” in the table below, and the potential target level of the subjective component of cash incentive compensation for 2017 (the “Subjective Factor” as set forth below). Under the Compensation Policy, the compensation committee has the discretion to award up to 200% of the subjective target annual cash bonus.

Based on Legacy’s and the individual executive officers’ accomplishments and performances as set forth above, under the caption “—2017 Performance Assessment,” the compensation committee set the subjective portion of the annual cash bonus as shown in the table below.

In order to incentivize the retention of our executive officers, each executive officer was awarded the quarterly cash retention bonuses in the total amounts for 2017 as set forth under “Cash Retention Bonus” in the table below. The quarterly cash retention bonuses were paid with respect to quarters ended March 31, June 30, September 30 and December 31, 2017 subject to the executive officer remaining continuously employed with the Partnership through the end of such quarter.

The chart below illustrates the cash incentive award and quarterly cash retention bonus earned during 2017 for each NEO in accordance with the performance level/percentage earned calculation set forth in the Compensation Policy and applicable retention bonus agreement:

		Subjective			Objective
Named Executive Officer	2017 Salary	Subjective Factor	% of Subjective Factor Earned	Bonus Amount	Objective Factor	% of Objective Factor Earned	Cash Incentive Amount (a)	Cash Retention Bonus(b)	Total Cash Incentive
Paul T. Horne	$625,000	55%	150%	$515,625	55%	122.46%	$420,956	$500,000	$1,436,581
James Daniel	$450,000	45%	150%	$303,750	45%	122.46%	$247,982	$400,000	$951,732
Westcott
Kyle M. Hammond	$425,000	40%	150%	$255,000	40%	122.46%	$208,182	$400,000	$863,182
Kyle A. McGraw	$380,000	40%	100%	$152,000	40%	122.46%	$186,139	$200,000	$538,139
Dan G. LeRoy	$300,000	37.5%	125%	$140,625	37.5%	122.46%	$137,768	$100,000	$378,393
____________________

(a)

The amounts are determined by using a weighted earned percentage of 122.46% of the Objective Factor as determined in accordance with the formula set forth in the Compensation Policy. See “Cash Incentive Compensation (Cash Bonus) – Objective Component of Cash Bonus” above.

(b)	The compensation committee has not approved any cash retention bonuses payable in fiscal 2018.

Equity-Based Incentive Compensation – Overview

We provide performance-based equity-based incentive compensation opportunities to our executive officers as part of the compensation program because we believe that this element of compensation ties the interests of our executive officers directly to the interests of our unitholders. We also believe that equity-based incentive compensation serves as an important attraction and retention tool.

More specifically, the equity-based incentive compensation program of the Compensation Policy is designed to reward our NEOs for their long-term performance by aligning grants of phantom units with total return to unitholders.

We consider equity-based incentive compensation to be an important element of our compensation program for NEOs. We believe meaningful equity participation by each NEO to be a strong motivating factor that will result in significant increases in value and in growth. This belief is reflected in the aggregate awards of phantom units that have been made to NEOs that did not already have a significant interest in our units. Our award structure for long-term equity-based incentives employs a mix of subjective and objective measures as set forth below.

Equity-Based Incentive Compensation under the Compensation Policy

Subjective or Service-Based Component. The subjective or service-based component is determined by a subjective evaluation of prior fiscal year performance and, with respect to each executive officer, may be awarded up to 200% of the specified percentage of annual salary as set forth in the tables below. Once granted, the only condition to vesting will be that the executive officer remain in the service of the Partnership until the end of the respective 3-year cliff vesting period. The vesting of service-based equity-based awards including associated DERs, once granted, is not subject to the attainment of any performance criteria.

Objective or Performance-Based Component under the Compensation Policy. The objective component is granted each year at 200% of the targeted percentage listed in the table below, but the amount vested at the end of the three-year performance period is determined on the vesting date in accordance with an objective performance-related formula (as set forth under “Calculation of Vesting of Objective Component of Equity-Based Compensation under the Compensation Policy” below) based on the objective average annual total unitholder return and our total unitholder return compared to the total unitholder returns of a group of our peers as well as the total unitholder returns of a broader group of MLPs achieved during the cumulative three-year performance period prior to the vesting date. If none or only a portion of phantom units vest as a result of target levels not being met, the unvested portion of phantom units will be forfeited.

All equity-based incentive compensation awards are phantom units, with associated DERs, up to 200% of the specified percentage of annual salary as set forth in the following table. On February 21, 2017, the compensation committee adjusted target levels for certain NEOs based upon input from our compensation consultant and a review of market data, as described above under “Selection of Compensation Comparative Data.”

		Target Value of Phantom Units as a
		Percentage of 2017 Annual Salary(1)
Named Executive Officer	Title	Subjective	Objective	Total
Paul T. Horne	Chairman of the Board, President and Chief Executive Officer	240%	160%	400%
James Daniel Westcott	Executive Vice President and Chief Financial Officer	180%	120%	300%
Kyle M. Hammond	Executive Vice President and Chief Operating Officer	180%	120%	300%
Kyle A. McGraw	Director, Executive Vice President and Chief Development Officer	105%	70%	175%
Dan G. LeRoy	Vice President, General Counsel and Secretary	60%	40%	100%
____________________

(1)	Salaries effective March 1, 2017.

(2)

Effective March 1, 2018, Mr. Horne resigned as President of our general partner and Mr. Westcott was promoted to President of our general partner. Messrs. Horne and Westcott retained their positions as Chairman of the Board and Chief Executive Officer and Chief Financial Officer, respectively.

A phantom unit is a notional unit that entitles the holder upon vesting to receive the same number of Partnership units. Under the Compensation Policy, the number of phantom units granted was determined by dividing the dollar amount of the intended grant value by the average closing price of Partnership units over the 20 trading days ended the last trading day prior to January 1st in the year of the grant. All phantom unit grants cliff vest on the third anniversary of the initial grant date or such date as determined by the compensation committee.

Calculation of Vesting of Objective Component of Equity-Based Compensation under the Compensation Policy

The objective-based phantom units granted at 200% of the target level each year are subject to a three-year performance and vesting period. At the three-year vesting date of the objective or performance-based component of equity-based compensation, the number of phantom units to vest is determined based on the following three-step process, with the total vested amount to be determined by adding the values arrived at in Step 1 and Step 2.

Step 1: 50% of the performance-based award will be a function of the three-year average annual Total Unitholder Return for the Partnership (“Legacy TUR”) and the percentile rank of the Legacy TUR among the Total Unitholder Return (“TUR”) for such upstream master limited partnership (“MLP”) peer companies as determined by the compensation committee (such peer companies, the “Peer Group”), using a single measurement date at the end of each three-year performance period. The average annual Legacy TUR or the average annual TUR for any entity in the Peer Group for any three-year performance period means the percentage increase in the value of a $100 investment in a unit or common unit purchased at the average closing price of such a unit or common unit over the 20 trading days prior to January 1 of the year with respect to which the grant is made, assuming such investment is liquidated on the January 1 immediately prior to the vesting date, at a price that is the average price of the unit or common unit over the 20 trading days prior to the liquidation, plus any cash distributions paid in the three-year period from the grant date to the vesting date, divided by three. The following matrix will be used to determine the Legacy TUR vs. Peer Group TUR portion of the award for grants made prior to 2018.

> = 90th %ile	0%	125%	150%	175%	200%
75th %ile	0%	100%	125%	150%	175%
50th %ile	0%	75%	100%	125%	150%
25th %ile	0%	50%	75%	100%	125%
< = 10th %ile	0%	25%	50%	75%	100%
	< = 0%	8%	12%	20%	> = 25%
	Three-Year Average Annual Legacy TUR
____________________

*

For the 2015-2017 performance period, the Peer Group consisted of Amplify Energy Corp..;Breitburn Energy Partners LP; EV Energy Partners, L.P.; Linn Energy, Inc.; Mid-Con Energy Partners, LP; Titan Energy LLC and Vanguard Natural Resources, Inc.. If any company in the Peer Group ceases to be publicly traded during any performance period, the compensation committee will adjust the composition of the Peer Group as it deems appropriate.

The following matrix will be used to determine the Legacy TUR vs. Peer Group TUR portion of the award for grants made in 2018 and thereafter.

> = 90th %ile	100%	125%	150%	175%	200%
75th %ile	75%	100%	125%	150%	175%
50th %ile	50%	75%	100%	125%	150%
25th %ile	0%	50%	75%	100%	125%
< = 10th %ile	0%	25%	50%	75%	100%
	< = 0%	8%	12%	20%	> = 25%
	Three-Year Average Annual Legacy TUR

To determine the performance-based awards earned for this Legacy TUR vs. Peer Group component, the percentage determined in accordance with the performance grid (using straight-line interpolation between the percentages given above) is multiplied by 50% and multiplied by the target number of phantom units available for vesting.

Step 2: 50% of the performance-based award will be a function of the three-year average Legacy TUR and the percentile rank of the Partnership among a group of MLPs included in the Alerian MLP Index (such group of MLPs as determined by the compensation committee, excluding publicly traded general partners of MLPs and shipping companies) (the “Adjusted Alerian Index”) based on such entities’ three-year average annual TUR. The following matrix will be used to determine the Legacy TUR vs. Adjusted Alerian Index portion of the award for grants made prior to 2018.

> = 90th %ile	0%	125%	150%	175%	200%
75th %ile	0%	100%	125%	150%	175%
50th %ile	0%	75%	100%	125%	150%
25th %ile	0%	50%	75%	100%	125%
< = 10th %ile	0%	25%	50%	75%	100%
	< = 0%	8%	12%	20%	> = 25%
	Three-Year Average Annual Legacy TUR
____________________

**

“Adjusted Alerian Index” means a subset of companies included in the Alerian MLP Index as determined by the compensation committee and excludes publicly traded general partners of MLPs and shipping companies, as of the beginning of each fiscal year. The calculation of the Adjusted Alerian Index along with calculation of percentile results and the Legacy TUR percentile ranking is subject to third-party review.

The following matrix will be used to determine the Legacy TUR vs. Adjusted Alerian Index portion of the award for grants made in 2018 or thereafter.

> = 90th %ile	100%	125%	150%	175%	200%
75th %ile	75%	100%	125%	150%	175%
50th %ile	50%	75%	100%	125%	150%
25th %ile	0%	50%	75%	100%	125%
< = 10th %ile	0%	25%	50%	75%	100%
	< = 0%	8%	12%	20%	> = 25%
	Three-Year Average Annual Legacy TUR

To determine the performance-based awards earned on this Legacy TUR vs. Adjusted Alerian Index component, the percentage earned in accordance with the above matrix (using straight-line interpolation between the percentages set forth in the matrix) is multiplied by 50% and multiplied by the target number of phantom units available for vesting.

Step 3: The respective award values arrived at by performing the calculations set forth in Step 1 and Step 2 above will be added to determine the total vested portion of the performance-based equity award with respect to a particular three-year performance period.

2018 Phantom Unit Grants under the Compensation Policy

In determining the subjective component of the awards, the compensation committee considered the potential impact of pursuing certain alternatives that were being evaluated at that time to change our legal structure and tax status as a partnership and such alternatives’ potential impact on the grants. The compensation committee also considered input from our compensation consultant and a review of market data of NEOs at comparable exploration and production companies. On February 16, 2018, in accordance with the Compensation Policy, the compensation committee approved the following phantom unit awards and associated DERs for the NEOs:

		2018 Phantom Unit Grants (and associated DERs)
		Subjective Grant (Based on 2017 Performance)				Objective Performance- Based Grant
Named Executive Officer	2017 Salary	Subjective Factor(a)	Subjective Award	Phantom Units to be Paid in Units (b)	Phantom Units to be Paid in Cash(b)	Objective Factor(a)	Maximum Phantom Units(c)(d)
Paul T. Horne	$625,000	240%	33%	250,627	125,313	160%	1,503,760
James Daniel Westcott	$450,000	180%	33%	135,339	67,669	120%	812,030
Kyle M. Hammond	$425,000	180%	33%	127,819	63,910	120%	766,918
Kyle A. McGraw	$380,000	105%	33%	66,667	33,333	70%	400,000
Dan G. LeRoy	$300,000	60%	33%	30,075	15,038	40%	180,452

____________________

(a)	Represents percentage of 2017 salary effective March 1, 2017.

(b)

Based on the 20-day average closing price of our units ended on the last trading day prior to January 1, 2018, or $1.33. Phantom units are subject to cliff vesting after a three-year period ending on February 18, 2021, subject to the NEO’s continued employment through the vesting date.

(c)

Based on the 20-day average closing price of our units ended on the last trading day prior to January 1, 2018, or $1.33. Represents maximum number of phantom units subject to cliff vesting after a three-year period ending on February 18, 2021, pending attaining specified performance criteria and the NEO’s continued employment through the vesting date. Unvested phantom units will be forfeited.

(d)	Phantom units granted pursuant to the objective component of the equity-based compensation settle in cash.

2017 Phantom Unit Grants under the Compensation Policy

On February 21, 2017, in accordance with the Compensation Policy, the compensation committee approved the following phantom unit awards and associated DERs for NEOs:

		2017 Phantom Unit Grants (and associated DERs)
		Subjective Grant (Based on 2016 Performance)				Objective Performance- Based Grant
Named Executive Officer	2016 Salary	Subjective Factor(a)	Subjective Award	Phantom Units to be Paid in Units (b)	Phantom Units to be Paid in Cash(b)	Objective Factor(a)	Maximum Phantom Units(c)(d)
Paul T. Horne	$550,000	195%	100%	157,489	314,978	130%	629,956
James Daniel Westcott	$380,000	150%	100%	83,700	167,401	100%	334,802
Kyle M. Hammond	$380,000	120%	100%	66,960	133,921	80%	267,842
Kyle A. McGraw	$360,000	105%	100%	55,507	111,013	70%	222,026
Dan G. LeRoy	$260,000	48%	100%	18,326	36,652	32%	73,304
____________________

(a)	Represents percentage of 2016 salary effective March 1, 2016.

(b)

Based on the 20-day average closing price of our units ended on the last trading day prior to January 1, 2017, or $2.27. Phantom units are subject to cliff vesting after a three-year period ending on February 18, 2020, subject to the NEO’s continued employment through the vesting date.

(c)

Based on the 20-day average closing price of our units ended on the last trading day prior to January 1, 2017, or $2.27. Represents maximum number of phantom units subject to cliff vesting after a three-year period ending on February 18, 2020, pending attaining specified performance criteria and the NEO’s continued employment through the vesting date. Unvested phantom units will be forfeited.

(d)	Phantom units granted pursuant to the objective component of the equity-based compensation settle in cash.

2018 Objective Phantom Unit Vesting

In accordance with the calculation of the objective component of equity compensation as set forth in the Compensation Policy and calculated as described above in “—Equity-Based Incentive Compensation” and “— Calculation of Vesting of Objective Component of Equity-Based Compensation,” the phantom units granted to each executive officer on February 24, 2015 vested on February 18, 2018 in the amounts set forth below. No other objective phantom units granted under the objective component of equity-based incentive compensation portion of the Compensation Policy will vest in 2018 as such grants are subject to a three-year cliff vesting and measurement period.

The Performance Factor is determined based on the Partnership’s performance from 2015 through 2017 as measured by the Partnership’s 3 year average annual TUR, the Partnership’s 3 year average annual TUR compared to the 3 year average annual TUR of an index of other MLPs, and the Partnership’s 3 year average annual TUR compared to its peer group.

	Objective Grant
Executive Officer	Maximum Phantom Units Subject to Vesting(1)	Performance Factor(2)	Phantom Units Vested
Paul T. Horne	46,590	0%	0
James Daniel Westcott	42,912	0%	0
Kyle A. McGraw	38,620	0%	0
Dan G. LeRoy	11,954	0%	0
____________________

(1)	Represents the total phantom units granted to each executive officer on February 24, 2015 pursuant to the objective component of the Compensation Policy.

(2)	The Partnership’s 3-year average annual TUR for 2015-2017 of -26.2% results in a 0% Performance Factor.

2018 Adjustments to Compensation Policy

On February 16, 2018, the compensation committee approved an amendment to the Compensation Policy. The amendment to the Compensation Policy applies to incentive awards granted to Mr. LeRoy commencing in fiscal year 2019 with respect to the Partnership’s and Mr. LeRoy’s performance during fiscal year 2018 and provides that Mr. LeRoy’s target value of phantom units as a percentage of annual salary will be set at 100% and 50% for the subjective and objective components, respectively. All other components of the Compensation Policy remain unchanged.

Perquisites and Other Personal Benefits

We maintain a 401(k) plan. The plan permits eligible full-time employees, including NEOs, to make voluntary, pre-tax contributions to the plan up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution to the plan for each eligible employee equal to 8.0% of an employee’s annual compensation not in excess of $270,000 for 2017, subject to applicable tax limitations. Eligible employees who elect to participate in the plan are generally vested in any matching contribution after commencement of employment with the company.

We maintain an employee benefit plan that provides our employees with the opportunity to enroll in our health, dental and life insurance plans. We pay all of our employees’ health and life insurance premiums. Our dental plan requires the employee to pay a portion of the premium, and we pay the remainder. We provide these benefits so that we will remain competitive in the employment market and offer the benefits to all employees on the same basis.

Unit Ownership Guidelines

On November 19, 2013, the nominating, governance and conflicts committee recommended and the Board of Directors approved a policy of unit ownership by executive officers and directors. Target ownership, which is based on market values, is in excess of the following thresholds: 5 times annual cash retainers for directors, 6 times base salary for the Chief Executive Officer, and 3 times base salary for all other executive officers. To accumulate this target ownership, executive officers and directors are not required to purchase units in the open market, but are generally required to retain at least 50% of each vesting of units or grant of unrestricted units, net of reductions for taxes due, until such target ownership is achieved. Notwithstanding the sustained low levels of our unit price that has rendered certain executive officers’ and directors’ unit ownership below the policy’s thresholds, as of March 20, 2018, all executive officers and directors are in compliance with this policy.

As of March 20, 2018, our NEOs as a group beneficially owned 1,585,448 units. Our NEOs beneficially own approximately 2.1% of our 76,894,049 issued and outstanding units.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and discussion, , the compensation committee has recommended to the board of directors of Legacy Reserves GP, LLC that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2017.

Members of the compensation committee of the board of directors of Legacy Reserves GP, LLC:

Kyle D. Vann (Chairman)
William R. Granberry
William D. Sullivan

EXECUTIVE COMPENSATION

2017 Summary Compensation Table

The following table sets forth the aggregate compensation awarded to, earned by or paid to our NEOs for the fiscal year ended December 31, 2017, 2016, and 2015.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Unit Awards ($)(c)	Option Awards ($)	All Other Compensation ($)	Total ($)
Paul T. Horne Chairman of the Board, President and Chief Executive Officer (g)	2017	$612,500	$1,436,581	$2,125,125	$—	$87,807(d)	$4,262,013
	2016	$550,000	$1,131,250	$1,834,085	$—	$38,217(d)	$3,553,552
	2015	$521,667	$425,981	$1,088,764	$—	$45,249(d)	$2,081,660
James Daniel Westcott Executive Vice President and Chief Financial Officer (g)	2017	$438,333	$951,732	$1,129,437	$—	$84,207(e)	$2,603,709
	2016	$380,000	$727,500	$874,060	$—	$31,368(e)	$2,012,928
	2015	$375,000	$240,802	$1,002,817	$—	$124,860(e)	$1,743,479
Kyle M. Hammond Executive Vice President and Chief Operating Officer	2017	$417,500	$863,182	$903,550	$—	$21,600(f)	$2,205,832
	2016	$380,000	$680,000	$639,247	$—	$21,200(f)	$1,720,447
	2015	$316,667	$206,446	$1,186,900	$—	$128,200(f)	$1,838,213
Kyle A. McGraw Director, Executive Vice President and Chief Development Officer	2017	$376,667	$538,139	$748,995	$—	$83,393(h)	$1,747,194
	2016	$360,000	$474,000	$628,587	$—	$38,217(h)	$1,500,804
	2015	$360,000	$181,181	$902,533	$—	$42,790(h)	$1,486,504
Dan G. LeRoy Vice President, General Counsel and Secretary	2017	$293,333	$378,393	$247,287	$—	$40,516(i)	$959,529
	2016	$260,000	$250,500	$182,058	$—	$26,788(i)	$719,346
	2015	$260,000	$102,040	$279,360	$—	$34,182(i)	$675,582
____________________

(a)

For Messrs. Horne, Westcott, Hammond, McGraw and LeRoy, annual salary increases (where applicable) for 2017, 2016 and 2015 became effective on March 1, 2017, March 1, 2016 and March 1, 2015, respectively.

(b)

Includes quarterly cash retention bonuses paid with respect to continuous employment with the Partnership through each fiscal quarter in the fiscal year ended December 31, 2017 in the amounts per quarter of: $125,000 to Mr. Horne, $100,000 to Mr. Westcott, $100,000 to Mr. Hammond, $50,000 to Mr. McGraw and $25,000 to Mr. LeRoy. The total amount of the quarterly cash retention bonuses paid in 2016 will be subtracted from the cash settlement of phantom units to be paid to such executive officers in 2020, if any, in connection with vesting of phantom units awarded in 2016.

(c)

Phantom units were granted to officers on March 1, 2017, June 13, 2016 and February 24, 2015. The amount shown reflects the grant date fair value of these awards based upon the Financial Accounting Standards board’s authoritative guidance relating to stock compensation. The assumptions used in calculating these amounts are discussed further in Note 13 – “Unit Based Compensation” to the financial statements in our annual report on Form 10-K filed with the SEC on February 23, 2018. Assuming all performance and service conditions are met at the maximum possible level, the grant date fair value of the unit awards granted in 2017 pursuant to the Compensation Policy for each NEO is as follows: Mr. Horne: $2,480,452; Mr. Westcott: $1,318,282; Mr. Hammond: $1,054,627; Mr. McGraw: $874,229; and Mr. LeRoy: $288,635.

(d)

Reflects for 2017: $21,600 of 401(k) employer matching contributions and $66,207 of unit distributions received by Mr. Horne on his phantom units. Reflects for 2016: $21,200 of 401(k) employer matching contributions and $17,017 of unit distributions received by Mr. Horne on his phantom units. Reflects for 2015: $21,200 of 401(k) employer matching contributions and $24,049 of unit distributions received by Mr. Horne on his phantom units.

(e)

Reflects for 2017: $18,000 of 401(k) employer matching contributions and $66,207 of unit distributions received by Mr. Westcott on his phantom units. Reflects for 2016: $18,000 of 401(k) employer matching contributions and $13,368 of unit distributions received by Mr. Westcott on his phantom units. Reflects for 2015: $17,995 of 401(k) employer matching contributions, $10,095 of unit distributions received by Mr. Westcott on his phantom units and $96,770 of unit distributions received by Mr. Westcott on his unvested restricted units.

(f)

Reflects for 2017: $21,600 of 401(k) employer matching contributions received by Mr. Hammond. Reflects for 2016: $21,200 of 401(k) employer matching contributions. Reflects for 2015: $17,700 of 401(k) employer matching contributions and $110,500 of unit distributions received by Mr. Hammond on his on his unvested restricted units.

(g)

Effective March 1, 2018, Mr. Horne resigned as President of our general partner and Mr. Westcott was promoted to President of our general partner. Messrs. Horne and Westcott retained their positions as Chairman of the Board and Chief Executive Officer and Chief Financial Officer, respectively.

(h)

Reflects for 2017: $21,600 of 401(k) employer matching contributions and $61,793 of unit distributions received by Mr. McGraw on his phantom units. Reflects for 2016: $21,200 of 401(k) employer matching contributions and $17,017 of unit distributions received by Mr. McGraw on his phantom units. Reflects for 2015: $21,200 of 401(k) employer matching contributions and $21,590 of unit distributions received by Mr. McGraw on his phantom units.

(i)

Reflects for 2017: $21,600 of 401(k) employer matching contributions and $18,916 of unit distributions received by Mr. LeRoy on his phantom units. Reflects for 2016: $21,200 of 401(k) employer matching contributions, $5,588 of unit distributions received by Mr. LeRoy on his phantom units. Reflects for 2015: $21,200 of 401(k) employer matching contributions, $4,222 of unit distributions received by Mr. LeRoy on his phantom units and $8,760 of unit distributions received by Mr. LeRoy on his unvested restricted units.

Grants of Plan-Based Awards for Fiscal Year 2017

The following table sets forth the payments that may be made under the Compensation Policy in our LTIP.

			Estimated Future Payouts Under Objective Component of Equity Incentive Plan Awards (in Units)(c)(d)			All Other Unit Awards: Number of Units(d)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Unit)	Grant Date Fair Value of Unit and Option Awards(e)
Name	Grant Date(a)	Approval Date(b)	Threshold	Target	Maximum
Paul T. Horne	03/01/2017	03/01/2017	—	314,978	629,956	—	$—	$—	$1,062,074
	03/01/2017	03/01/2017	100%	—	—	157,489	$—	$—	$354,350
	03/01/2017	03/01/2017	100%	—	—	314,978	$—	$—	$708,701
James Daniel Westcott	03/01/2017	03/01/2017	—	167,401	334,802	—	$—	$—	$564,459
	03/01/2017	03/01/2017	100%	—	—	83,700	$—	$—	$188,325
	03/01/2017	03/01/2017	100%	—	—	167,401	$—	$—	$376,652
Kyle M. Hammond	03/01/2017	03/01/2017	—	133,921	267,842	—	$—	$—	$451,568
	03/01/2017	03/01/2017	100%	—	—	66,960	$—	$—	$150,660
	03/01/2017	03/01/2017	100%	—	—	133,921	$—	$—	$301,322
Kyle A. McGraw	03/01/2017	03/01/2017	—	111,013	222,026	—	$—	$—	$374,325
	03/01/2017	03/01/2017	100%	—	—	55,507	$—	$—	$124,891
	03/01/2017	03/01/2017	100%	—	—	111,013	$—	$—	$249,779
Dan G. LeRoy	03/01/2017	03/01/2017	—	36,652	73,304	—	$—	$—	$123,587
	03/01/2017	03/01/2017	100%	—	—	18,326	$—	$—	$41,234
	03/01/2017	03/01/2017	100%	—	—	36,652	$—	$—	$82,467
____________________

(a)	Reflects grants made in fiscal year 2017 based,in part,on fiscal 2016 performance.

(b)	Reflects the date on which the compensation committee or Board of Directors was deemed to take action in making a grant of phantom, restricted or other units.

(c)

Phantom units for Messrs. Horne, Westcott, Hammond, McGraw and LeRoy vest on the third anniversary of their respective grant dates or other such date as determined by the compensation committee, and are payable in cash. The number of phantom units that vest is subject to the achievement of certain objective, performance-based criteria during the three fiscal years prior to the vesting date. If none or only a portion of phantom units vest as a result of specified performance levels not being met, such number of phantom units that fail to vest will be forfeited.

(d)

Phantom units for Messrs. Horne, Westcott, Hammond, McGraw and LeRoy vest on the third anniversary of their respective grant dates or other such date as determined by the compensation committee, and a portion are payable in cash and a portion are payable in units. For each executive officer, the amount payable in cash is as follows: Mr. Horne 314,978, Mr. Westcott 167,401, Mr. Hammond 133,921, Mr. McGraw 111,013, and Mr. LeRoy 36,652. For each executive officer, the amount payable in units is as follows: Mr. Horne 157,489, Mr. Westcott 83,700, Mr. Hammond 66,960, Mr. McGraw 55,507, and Mr. LeRoy 18,326. For 2017, the numbers granted reflect the subjective portion of the equity incentive plan under the Compensation Policy.

(e)

The amount shown reflects the grant date fair value of these awards based upon the Financial Accounting Standards board’s authoritative guidance relating to stock compensation. The assumptions used in calculating these amounts are discussed further in to Note 13 – “Unit-Based Compensation” to the financial statements in our annual report on Form 10-K filed with the SEC on February 23, 2018.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table reflects all of the outstanding equity awards held by our NEOs as of December 31, 2017.

	Equity Incentive Plan Awards
			Number of	Market Value
	Number of		Unearned	of Unearned
	Units That	Market value	Units That	Units That
	Have Not	of Units That	Have Not	Have Not
	Vested	Have Not	Vested (#)	Vested ($)
Name	(#)(a)(b)	Vested ($)(f)	(c)(d)	(e)(f)
Paul T. Horne	1,199,765	$1,931,622	1,564,746	$2,144,241
James Daniel Westcott	661,461	$1,064,952	849,764	$1,068,120
Kyle M. Hammond	594,111	$956,519	645,482	$739,226
Kyle A. McGraw	451,993	$727,709	573,690	$773,641
Dan G. LeRoy	148,184	$238,576	188,612	$228,665
____________________

(a)

Includes 183,851 phantom units that were granted to Messrs. Horne, Westcott, McGraw and LeRoy on February 24, 2015, which vest on the third anniversary of the grant date or other such date as determined by the compensation committee. Includes 1,615,716 phantom units and 1,145,947 phantom units that were granted to Messrs. Horne, Westcott, Hammond, McGraw and LeRoy on June 22, 2016 and March 1, 2017, respectively, which vest on the third anniversary of the grant date or other such date as determined by the compensation committee.

(b)	Includes 110,000 restricted units granted to Mr. Hammond on June 15, 2015 in connection with his hiring.

(c)

Includes 140,076 phantom units, 2,154,288 phantom units and 1,527,930 phantom units granted on February 24, 2015, June 22, 2016 and March 1, 2017, respectively, which represents the maximum number of phantom units available to vest on the third anniversary of the grant date or such other date as determined by the compensation committee.

(d)	Includes units that may be attributable to credit against quarterly cash retention bonus as described in (d) below.

(e)

Excludes amounts equal to the quarterly cash retention bonuses paid with respect to continuous employment with the Partnership through the fiscal quarters ended June 30, 2016, September 30, 2016 and December 31, 2016 in the amounts per quarter of: $125,000 to Mr. Horne, $100,000 to Mr. Westcott, $100,000 to Mr. Hammond, $50,000 to Mr. McGraw and $25,000 to Mr. LeRoy. Pursuant to the terms of the applicable grant agreements, the total amount of the quarterly cash retention bonuses paid in 2016 will be subtracted from the cash settlement of phantom units to be paid to such executive officers in 2019, if any, in connection with the vesting of phantom units awarded to such executive officers in 2016.

(f)	Reflects the value of phantom and restricted units based on the closing price of our units on the NASDAQ Global Select Market on December 29, 2017 of $1.61.

Option Exercises and Units Vested in 2017

None of our executive officers exercised options during 2017. On February 18, 2017, pursuant to certain objective criteria, the phantom units vested which were granted to Westcott, McGraw, LeRoy and Horne on March 3, 2014. The following table reflects all of the phantom units and restricted units held by our named executive officers which vested during 2017.

	Unit Awards
	Number
	of Units
	Acquired
	On	Value Realized
	Vesting	On Vesting
Name	(#)	($)(a)
Paul T. Horne	20,216	$44,475
James Daniel Westcott	20,216	$44,475
Kyle M. Hammond	0	$0
Kyle A. McGraw	18,868	$41,510
Dan G. LeRoy	5,776	$12,707
____________________

(a)

Represents the value of the units acquired by Messrs. Horne, Westcott, McGraw and LeRoy upon vesting of the March 3, 2014 phantom unit grants for Horne, Westcott, McGraw and LeRoy. The values of these units were calculated using units vested times the closing market price of our units on the date of vesting or, if our units were not traded on the date of vesting, the closing market price of our units on the last trading date prior to vesting.

Employment Agreements

Through our wholly owned subsidiary Legacy Reserves Services, Inc., we have employment agreements with Messrs. Horne, Hammond, McGraw, Westcott, and LeRoy. These agreements establish that the executive officers are employed by Legacy Reserves Services, Inc. The agreements with Messrs. Horne and McGraw became effective upon the completion of our private placement on March 15, 2006, and Mr. LeRoy’s employment agreement became effective May 1, 2012. Mr. Westcott’s employment agreement became effective September 24, 2012. Mr. Hammond’s employment agreement became effective March 1, 2015.

The employment agreements provide that each executive officer is entitled to participate in equity and non-equity incentive programs that we may establish from time to time and incentive compensation will be paid at the discretion of the Board of Directors. See “Compensation Discussion and Analysis — Components of Compensation — Named Executive Officer Compensation.”

Intellectual Property and Non-Compete Clauses

The employment agreements with each of our NEOs require that the executive officer must promptly disclose and assign any individual rights that he may have in any intellectual property and business opportunities to us. For purposes of the employment agreements, intellectual property includes inventions, discoveries, processes, designs, methods, substances, articles, computer programs, or improvements and business opportunities include business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located. Under the non-compete provisions of these agreements, the executive officers are prohibited from engaging or participating, with any person or entity, in any activity pertaining to the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons during the term of the executive officer’s employment and the executive officer may not invest in any other such business unless prior approval is granted in writing by our Board of Directors. The non-compete provisions limit the executives’ right to engage in these activities for a period of 90 days after termination of employment in counties where we do business, 90 days in adjacent counties, and limit investment to $500,000 in publicly traded companies engaged in similar businesses for a period of one year after termination unless such competitive activity is approved in writing by a majority of the independent directors of our Board of Directors. The employment agreements also prohibit the executive officer from soliciting any of our employees or customers for two years following termination.

The employment agreements prohibit the executive officers from engaging in or participating in any publicly traded partnership or limited liability company or privately held company contemplating an initial public offering as a limited partnership or a limited liability company that is in direct competition with us for one year following the termination of employment.

The non-compete provisions contained in the employment agreements will not apply to investments by the executive officers made prior to the effective date of their respective employment agreements, provided that the investments were identified in the employment agreement. In addition, the non-compete provisions will not apply if we terminate the executive officer’s employment within one year following a change of control.

Severance and Change in Control Payments

Pursuant to the terms of the employment agreements as of December 31, 2017, we may have been obligated to make severance payments to our NEOs following the termination of their employment. These benefits are described below under –Benefits Payable Upon Termination or Change in Control.”

Effective March 1, 2015, we amended our employment agreements with Messrs. Horne and McGraw to terminate our obligation to make gross-up payments associated with any excise tax that could have been imposed by Section 4999 of the Internal Revenue Code. Upon the completion of such amendments, we are no longer obligated to make any such payments to any NEO in the event that a NEO is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The employment agreements with our other officers did not include the gross-up provisions eliminated from Mr. Horne’s and Mr. McGraw’s employment agreements.

Benefits Payable Upon Termination or Change in Control

The following table presents, for each NEO, the potential post-employment payments and payments upon a change in control as of December 31, 2017. Set forth below the table is a description of certain post-employment arrangements with our NEOs, including the severance benefits and change in control benefits to which they are entitled under their employment agreements.

		Before Change in	After Change in
		Control w/o Cause or	Control w/o Cause or
		for	for
Named Executive Officer	Benefit	Good Reason	Good Reason
Paul T. Horne	Severance(a)	$1,250,000	$1,875,000
	Bonus(b)	$2,567,831	$3,851,747
	Benefits(c)	$44,160	$66,240
	Phantom
	Units(d)(e)	$4,075,863	$4,075,863
James Daniel Westcott	Severance(a)	$900,000	$1,350,000
	Bonus(b)	$1,679,232	$2,518,848
	Benefits(c)	$44,160	$66,240
	Phantom
	Units(e)(f)	$2,133,072	$2,133,072
Kyle M. Hammond	Severance(a)	$850,000	$1,275,000
	Bonus(b)	$1,543,182	$2,314,773
	Benefits(c)	$44,160	$66,240
	Phantom and
	Restricted
	Units(e)(g)	$1,695,745	$1,695,745
Kyle A. McGraw	Severance(a)	$760,000	$1,140,000
	Bonus(b)	$1,012,139	$1,518,209
	Benefits(c)	$44,160	$66,240
	Phantom
	Units(d)(e)	$1,501,350	$1,501,350
Dan G. LeRoy	Severance(a)	$600,000	$900,000
	Bonus(b)	$628,893	$943,340
	Benefits(c)	$44,160	$66,240
	Phantom
	Units(e)(h)	$467,242	$467,242
____________________

(a)

If terminated without cause, or executive terminates with good reason, executive is entitled to an amount equal to two years’ annual salary payable in 24 monthly payments, or three years’ annual salary if termination occurs within one year of a change of control.

(b)	Executives are entitled to an average of the bonuses paid over past two years plus the pro-rata bonus earned in the year of termination but unpaid at the time of termination.

(c)	Executives are entitled to COBRA benefits for the shorter of the severance period or the time at which executive receives substantially similar benefits from a subsequent employer.

(d)	Reflects the market value on December 31, 2017 of the unvested phantom units granted on February 24, 2015, June 22, 2016 and March 1, 2017.

(e)

Excludes amounts equal to the quarterly cash retention bonuses paid with respect to continuous employment with the Partnership through the fiscal quarters ended June 30, 2016, September 30, 2016 and December 31, 2016 in the amounts per quarter of: $125,000 to Mr. Horne, $100,000 to Mr. Westcott, $100,000 to Mr. Hammond, $50,000 to Mr. McGraw and $25,000 to Mr. LeRoy. Pursuant to the terms of the applicable grant agreements, the total amount of the quarterly cash retention bonuses paid in 2016 will be subtracted from the cash settlement of phantom units to be paid to such executive officers in 2019, if any, in connection with the vesting of phantom units awarded to such executive officers in 2016.

(f)	Reflects the market value on December 31, 2017 of the unvested phantom units granted on February 24, 2015, June 22, 2016 and March 1, 2017.

(g)	Reflects the market value on December 31, 2017 of the unvested phantom units granted on June 22, 2016 and March 1, 2017 and of the unvested restricted units granted to Mr. Hammond on June 15, 2015.

(h)	Reflects the market value on December 31, 2017 of the unvested phantom units granted on February 24, 2015, June 22, 2016 and March 1, 2017.

Severance Benefits

Under the employment agreements, we may be obligated to make severance payments following the termination of each NEO’s employment if we terminate him without cause or he terminates his employment for good reason, subject to certain cure periods. “Cause” is defined under each employment agreement as:

●	the executive officer’s conviction of or plea of nolo contendere to any felony or crime or offense causing substantial harm to the Partnership, general partner, or its direct or indirect subsidiaries, or involving acts of theft, fraud, embezzlement, moral turpitude or similar conducts;

●	the executive officer’s repeated intoxication by alcohol or drugs during the performance of his duties;

●	the executive officer’s malfeasance in the conduct of the executive’s duties including, but not limited to, willful and intentional misuse or diversion of any funds, embezzlement or fraudulent or willful material misrepresentations or concealments on any written reports;

●	the executive officer’s material failure to perform the duties of his employment consistent with his position, expressly including the provisions of the employment agreements or material failure to follow or comply with the reasonable and lawful written directives of the Board;

●	a material breach of the employment agreement; or

●	a material breach by the executive officer of written policies of the Partnership, the general partner, or any of our direct or indirect subsidiaries.

Each NEO will have a 15-day cure period prior to termination for cause under these agreements.

“Good reason” is defined under each employment agreement as:

●	a reduction in the executive officer’s base salary;

●	the relocation of the executive officer’s primary place of employment to a location more than 20 miles from Midland, Texas; or

●	any material reduction in the executive officer’s title, authority or responsibilities.

If the employment of any NEO is terminated by us for cause or by the executive officer without good reason, we are not obligated to make any severance payments to the executive officer. The amount that an executive officer is entitled to receive upon a termination of his employment by us without cause or by the executive officer with good reason is based on the executive officer’s salary and his incentive compensation. Under the severance provisions of each executive officer’s employment agreement, they are each entitled to severance pay in the amount of two years’ of annual base salary payable monthly at the highest rate in effect at any time during the 36 month period prior to termination, a lump sum payment equal to the average annual bonus of the two years preceding the termination and an amount equal to the executive’s pro-rata bonus for the fiscal year in which the termination occurs, such pro-rata bonus amount to be paid in a lump sum within 30 days following the date of termination. In addition, the executive officers are entitled to the full costs of the executive’s COBRA continuation coverage for the shorter of the severance period or the time when the executive receives substantially similar benefits from a subsequent employer. In addition, Mr. McGraw would have the right to exercise one demand registration right.

Change in Control Benefits

Pursuant to the employment agreements, we may be required to make payments to NEOs upon a change in control, which occurs upon any of the following (provided that, with respect to Messrs. Westcott, LeRoy and Hammond, any such change in control qualifies as a change in ownership, change in effective control or change in ownership of a substantial portion of assets of the Partnership within the meaning of Section 409A of the Internal Revenue Code):

●	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (“Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then-outstanding equity interests of the Partnership (the “Outstanding Legacy Equity”) or (ii) the combined voting power of the then-outstanding voting securities of the Partnership entitled to vote generally in the election of directors (the “Outstanding Legacy Voting Securities”), provided that the following will not constitute a change of control: (A) any acquisition directly from the Partnership; (B) with respect to Messrs. McGraw and Horne only, any acquisition by the Partnership; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Partnership or any affiliated company; (D) any acquisition by any corporation or other entity pursuant to a transaction that complies with clauses (i), (ii) and (iii) in the third bullet point below; or (E) any acquisition of units from the Partnership arising out of or in connection with an initial public offering or private placement of the Partnership’s securities;

●	any time at which individuals who, as of the date of the agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however , that any individual becoming a director subsequent to the date of the agreement whose election, or nomination for election by the unitholders of the Partnership, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

●	consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Partnership or any of its subsidiaries, or, solely with respect to Messrs. McGraw and Horne, a sale or other disposition of all or substantially all of the assets of the Partnership or the acquisition of assets or equity interests of another entity by the Partnership or any of its Subsidiaries, or, solely with respect to Messrs. Westcott, LeRoy and Hammond, a sale or other disposition of all or substantially all of the assets of the Partnership or any of its subsidiaries, in each case unless, following such transaction, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Legacy Equity and the Outstanding Legacy Voting Securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, resulting from such transaction (including, without limitation, a corporation or other entity that, as a result of such transaction, owns the Partnership or all or substantially all of the Partnership’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such transaction of the Outstanding Legacy Equity and the Outstanding Legacy Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such transaction or any employee benefit plan (or related trust) of the Partnership or such corporation or other entity resulting from such transaction) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding equity interests of the corporation or other entity resulting from such transaction or the combined voting power of the then-outstanding voting securities of such corporation or other entity, except to the extent that such ownership existed prior to such transaction, and (iii) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such transaction; or

●	solely with respect to Messrs. McGraw and Horne, consummation of a complete liquidation or dissolution of the Partnership.

If a termination without cause or by the executive officer with good reason occurs within one year following a change in control, the executive officer will be entitled to a lump-sum payment in an amount equal to 36 months of his annual base salary (where each monthly amount equals one-twelfth of such executive’s annual base salary), determined at the highest rate in effect at any time during the 36-month period prior to the termination. Such lump-sum payment shall be payable, with respect to Messrs. McGraw and Horne, within 30 days of the date of termination, and with respect to Messrs. Westcott, LeRoy and Hammond, within 60 days following the date of termination, provided that if the 60-day period begins and ends in two distinct taxable years, any such payment shall not be made until the second taxable year. In addition, the executive will be entitled to receive an amount equal to the average annual bonus of the two years preceding the termination, an amount equal to the executive’s accrued but unpaid base salary and other amounts reimbursable by the employer to the executive pursuant to the agreement (any such accrued but unpaid base salary or other reimbursable amount to be paid in a lump sum within 30 days following the date of termination), an amount equal to any accrued but unpaid bonus and a cash amount equal to the executive’s pro-rata bonus for the fiscal year in which the date of termination occurs, in each case, payable at such time as bonuses of other executive officers are paid such bonuses, and the full costs of the executive’s COBRA continuation coverage for the shorter of the severance period or the time when the executive receives substantially similar benefits from a subsequent employer.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the estimated ratio of the annual total compensation of our employees to the annual total compensation of Mr. Horne, our Chief Executive Officer. We believe the ratio below is a reasonable estimate calculated in accordance with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Ratio

For 2017, the median of the annual total compensation of all of our employees, other than Mr. Horne, was an estimated $99,154. Mr. Horne’s annual total compensation, as reported in the Total column of the 2017 Summary Compensation Table, was $4,262,013. Based on this information, the ratio of the annual total compensation of Mr. Horne to the median of the estimated annual total compensation of all employees is 43 to 1.

Identification of Median Employee

We selected December 31, 2017 as the date on which to determine our median employee. For purposes of identifying the median employee from the employee population base, we considered the gross W-2 wages of all of our employees, as compiled from our payroll records. In addition, we measured compensation for purposes of determining the median employee using the 12-month period ending December 31, 2017.

Equity Compensation Plan Information

The following table provides information as of March 20, 2018 with respect to the units that may be issued under our existing equity compensation plans.

Number of
	Securities to	Weighted	Number of
	be Issued	Average	Securities
	Upon	Exercise	Remaining
	Exercise of	Price of	Available for
	Outstanding	Outstanding	Future Issuance
	Options,	Options,	Under Equity
	Warrants	Warrants	Compensation
Plan Category	and Right(b)	and Rights	Plan
Equity compensation plans approved by security holders	1,424,114	$—	1,022,501
Equity compensation plans not approved by security holders(a)	—	—	—
Total	1,424,114	$—	1,022,501
____________________

(a)

Please read “Compensation Discussion and Analysis—Components of Compensation—Equity-Based Incentive Compensation” for a description of the material features of the plan, including the awards that may be granted under the plan. This plan did not require approval by our limited partners since it was adopted prior to our initial public offering.

(b)	Comprised of phantom units that will be settled in units and restricted units that are subject to vesting.

DIRECTOR COMPENSATION

Officers or employees of our general partner and its affiliates who also serve as directors of our general partner did not receive additional compensation for their Board service in 2017. In accordance with this policy, Paul T. Horne and Kyle A. McGraw did not receive any compensation for their service as directors in 2017. Each non-employee director, other than the director nominated pursuant to the Director Nomination Agreement, was entitled to receive an annual retainer of $40,000 and $1,000 for each Board of Directors and committee meeting lasting less than one hour and $1,500 for each Board of Directors and committee meeting lasting one hour or more for each meeting in excess of the four quarterly Board meetings scheduled each year.

Each non-employee director, other than the director nominated pursuant to the Director Nomination Agreement, receives an annual grant of units valued at $100,000, generally corresponding to the service period between each annual election of the Board members. In accordance with this policy, Messrs. C. Brown, D. Brown, Granberry, Lawrence, Sullivan, and Vann each received grants of 47,847 units on May 18, 2017.

In 2017, in addition to the annual retainer and units paid to non-employee Board members, other than the director nominated pursuant to the Director Nomination Agreement, the chairmen of our audit, conflicts, compensation, and nominating and governance committees each received an annual retainer for their additional service. For 2017, Mr. Lawrence received $25,000 as chairman of the audit committee, Mr. Granberry received $10,000 as chairman of the nominating, governance and conflicts committee and Mr. Vann received $15,000 as chairman of the compensation committee. Mr. Vann also received $20,000 for his service as Lead Independent Director and $10,000 for his service as chairman of a special conflicts committee formed in May 2017.

Our general partner’s directors, other than the director nominated pursuant to the Director Nomination Agreement, are eligible to receive awards under the LTIP but do not participate in any non-equity incentive plan, pension plan or deferred compensation plan. Each non-employee director is reimbursed for out-of-pocket expenses in connection with attending meetings of the Board of Directors or committees. Each director will be indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

The following table sets forth the aggregate compensation awarded to, earned by or paid to our general partner’s non-employee directors during 2017.

Director Compensation for the 2017 Fiscal Year

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
		Fees	Unit	Option	Incentive Plan	Deferred	All Other
		Earned	Awards	Awards	Compensation	Compensation	Compensation
	Year	($)(a)	($)(b)	($)	($)	Earnings	($)	Total ($)
Cary D. Brown	2017	$46,000	$100,000	–	–	–	–	$146,000
Dale A. Brown	2017	$46,000	$100,000	–	–	–	–	$146,000
William R. Granberry	2017	$77,500	$100,000	–	–	–	–	$177,500
G. Larry Lawrence	2017	$86,500	$100,000	–	–	–	–	$186,500
William D. Sullivan	2017	$66,000	$100,000	–	–	–	–	$166,000
Kyle D. Vann	2017	$106,500	$100,000	–	–	–	–	$206,500
D. Dwight Scott (c)	2017	–	–	–	–	–	–	–
____________________

(a)	Includes $25,000 that Mr. Lawrence received for his service as chairman of the audit committee, $10,000 that Mr. Granberry received for his service as chairman of the nominating, governance and conflicts committee, and $15,000, $20,000 and $10,000 that Mr. Vann received for his service as chairman of the compensation committee, as Lead Independent Director and as chairman of a special conflicts committee formed in May 2017, respectively.

(b)

On May 18, 2017, each non-employee director was awarded a unit grant valued at $100,000, or 47,847 units. The amount shown reflects the grant date fair value of these awards based upon the Financial Accounting Standards board’s authoritative guidance relating to stock compensation. The assumptions used in calculating these amounts are incorporated by reference to Note 13 – “Unit-Based Compensation” to the financial statements in our annual report on Form 10-K filed with the SEC on February 23, 2018.

(c)

Mr. Scott is nominated pursuant to the terms of the Director Nomination Agreement and, pursuant to the terms of such agreement, does not receive compensation in connection with his service on the Board.

MANAGEMENT

Executive Officers

The following table shows information for the executive officers of our general partner.

Name	Age	Position with Legacy Reserves GP, LLC
Paul T. Horne	56	Chairman of the Board of Directors and Chief Executive Officer
James Daniel Westcott	37	President and Chief Financial Officer
Kyle M. Hammond	57	Executive Vice President and Chief Operating Officer
Kyle A. McGraw	58	Director, Executive Vice President and Chief Development Officer
Dan G. LeRoy	56	Vice President, General Counsel and Secretary
Micah C. Foster	38	Chief Accounting Officer and Controller

Officers of our general partner serve at the discretion of the Board of Directors. None of our executive officers and directors are related.

Paul T. Horne was appointed to the Board of Directors in December 2014 and was appointed as the Chairman of the Board of Directors on May 12, 2016. Mr. Horne has also served as Chief Executive Officer of our general partner since March 1, 2015. Mr. Horne previously served as President of our general partner from March 1, 2015 to March 1, 2018, as Executive Vice President and Chief Operating Officer of our general partner from March 16, 2012 to March 1, 2015 and as Executive Vice President of Operations of our general partner from our founding in October 2005 to March 2012. From January 2000 to October 2005, Mr. Horne served as Operations Manager of Moriah Resources, Inc. From January 1985 to January 2000, Mr. Horne worked for Mobil E&P U.S. Inc. in a variety of petroleum engineering and operations management roles primarily in the Permian Basin. Mr. Horne has a Bachelor of Science degree in Petroleum Engineering from Texas A&M University.

James Daniel Westcott was promoted to President of our general partner on March 1, 2018 and has served as Chief Financial Officer of our general partner since September 24, 2012. Mr. Westcott previously served as Executive Vice President of our general partner from September 24, 2012 to March 1, 2018. From July 2006 to his appointment at the Partnership, Mr. Westcott served as a Principal at GSO Capital Partners LP, a division of The Blackstone Group L.P., where he was involved in the sourcing, structuring, evaluation and management of debt and equity investments for public and private companies in the energy and power industries. From August 2004 to July 2006, Mr. Westcott worked as an investment banker at J.P. Morgan’s Global Energy Group. Mr. Westcott is currently a Director of Peace Gospel International, a nonprofit organization with charitable programs in Asia and Africa. Mr. Westcott received a Bachelor of Arts degree in Science Technology & Society and a Master of Science degree in Management Science, both from Stanford University.

Kyle M. Hammond was appointed Executive Vice President and Chief Operating Officer of our general partner effective March 1, 2015. From its formation in August 2011 to his appointment as Executive Vice President and Chief Operating Officer of our general partner, Mr. Hammond served as President and Chief Executive Officer and a director of FireWheel Energy LLC (“FireWheel”), a private equity backed oil and gas development company headquartered in Midland, Texas. Prior to forming FireWheel, Mr. Hammond served as VP of Operations for the Permian Division of XTO Energy/Exxon from 2003 to August 2011. Mr. Hammond earned a Bachelor of Science degree in Petroleum Engineering from Texas A&M University. Mr. Hammond currently serves on the board of directors of Abilene Christian University and Midland Christian School.

Kyle A. McGraw is a member of the Board of Directors and also serves as the Executive Vice President and Chief Development Officer of our general partner. Mr. McGraw was appointed as Executive Vice President and Chief Development Officer effective March 16, 2012, and has served as a director since our founding in October 2005. Previously, Mr. McGraw served as Executive Vice President of Business Development and Land of our general partner from our founding in October 2005 to March 2012. Mr. McGraw joined Brothers Production Company in 1983, and has served as its General Manager since 1991 and became President in 2003. During his 23-year tenure at Brothers Production Company, Mr. McGraw served in numerous capacities including reservoir and production engineering, acquisition evaluation and land management. Mr. McGraw has a Bachelor of Science degree in Petroleum Engineering from Texas Tech University. Mr. McGraw has 35 years of experience in the oil and natural gas industry in the Permian Basin.

Dan G. LeRoy is Vice President, General Counsel and Secretary of our general partner, and was appointed to these roles in May 2012. Prior to joining Legacy, Mr. LeRoy was a Shareholder and President of the board of directors of Cotton, Bledsoe, Tighe & Dawson, PC, a Midland, Texas-based law firm, where he specialized in energy-related finance, securities, and acquisition transactions for 25 years. He joined Cotton Bledsoe in August 1987 and became a Shareholder with the firm in 1994, serving on the firm’s board of directors and as its President for multiple terms. Mr. LeRoy has a Bachelor of Arts degree, with honors, from Kansas State University and graduated with a Juris Doctorate degree from Notre Dame Law School.

Micah C. Foster is Chief Accounting Officer and Controller of our general partner. Mr. Foster was appointed Chief Accounting Officer effective April 1, 2012. Mr. Foster joined Legacy’s predecessor in January 2006 and served as Financial Accountant from March 2006 to July 2008, Financial Reporting Manager from July 2008 to July 2010, and Assistant Controller from July 2010 to October 2011. In October 2011, Mr. Foster was promoted to Controller. Prior to joining Legacy, Mr. Foster worked as staff auditor and then senior auditor at Ernst & Young, LLP from July 2003 to January 2006. Mr. Foster holds a BBA in Accounting and Finance from Abilene Christian University and is a Certified Public Accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our units as of March 20, 2018 for:

●	each person known by us to be a beneficial owner of 5% or more of our outstanding units;
●	each of the directors of our general partner;
●	each NEO of our general partner; and
●	all directors and executive officers of our general partner as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of March 20, 2018. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, to our knowledge the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. Percentage of total units beneficially owned is based on 76,894,049 units outstanding as of March 20, 2018. The business address for the beneficial owners listed below is 303 W. Wall, Suite 1800, Midland, Texas 79701.

	Units Beneficially Owned
	Number	Percentage
Owner
Baines Creek Capital, LLC (a)	13,008,377	16.9%
FMR LLC (b)	9,079,404	11.8%
Cary D. Brown (c)(d)	3,903,112	5.1%
Dale A. Brown (e)	3,092,292	4.0%
Kyle A. McGraw (c)(f)	1,072,604	1.4%
Kyle M. Hammond (c)(g)	193,765	*
Paul T. Horne (c)(h)	192,000	*
Kyle D. Vann	192,707	*

	Units Beneficially Owned
	Number	Percentage
Owner
James Daniel Westcott (c)(i)	102,440	*
William R. Granberry	132,290	*
William D. Sullivan	132,207	*
G. Larry Lawrence	114,207	*
Micah C. Foster (c)(i)	23,832	*
Dan G. LeRoy (c)(i)	24,639	*
D. Dwight Scott	–	*
All beneficial owners of 5% or greater of outstanding units, directors and executive officers as a group (14 persons)	31,263,876	40.6%
____________________

*	Percentage of units beneficially owned does not exceed 1%.

(a)	Based on the Form 4 filed by Baines Creek Capital, LLC with the SEC on March 20, 2018.

(b)	Based on the Schedule 13 G/A filed by FMR, LLC with the SEC on February 13, 2018.

(c)	Does not include grants of 1,436,373 phantom units to Kyle A. McGraw, grants of 2,088,240 phantom units to Kyle M. Hammond, grants of 4,536,472 phantom units to Paul T. Horne, grants of 2,427,029 phantom units to James Daniel Westcott, grants of 534,717 phantom units to Dan G. LeRoy and grants of 438,784 phantom units to Micah C. Foster.

(d)	Includes Mr. C. Brown’s pecuniary interest in 406,827 units held by DAB Family Properties, Ltd., an entity partially owned by Brown Heirs 2012 Trust, of which Mr. C. Brown is a beneficiary; includes 3,199,738 units held by Cary and Jill Brown Family Partners Ltd.

(e)	Mr. D. Brown is deemed to beneficially own 2,440,961 units held by DAB Family Properties, Ltd.; and 542,281 units held by DAB Resources, Ltd. Mr. D. Brown directly owns 109,050 units.

(f)	Mr. McGraw is deemed to beneficially own the 1,020,060 units held by Kyle A. McGraw Family Holdings, Ltd.

(g)	Mr. Hammond is deemed to beneficially own the 52,300 units held by SDH Trust.

(h)	Mr. Horne is deemed to beneficially own the 121,684 units held by H2K Holdings, Ltd.

(i)	Includes the 110,000 unvested restricted units granted to Mr. Hammond.

The following table sets forth the beneficial ownership of equity interests of Legacy Reserves GP, LLC:

Equity
Name of Beneficial Owner	Interest
Dale A. Brown(a)(b)	63.1%
Cary D. Brown(b)(c)	57.9%
Kyle A. McGraw	–
William R. Granberry	–
Kyle D. Vann	–
William D. Sullivan	–
G. Larry Lawrence	–
D. Dwight Scott	–
Paul T. Horne(b)(d)	0.5%
James Daniel Westcott	–
Micah C. Foster	–
Dan G. LeRoy	–
Kyle M. Hammond	–
All directors and executive officers as a group (13 persons)	63.6%
____________________

(a)	Includes a 57.9% equity interest held by Moriah Properties, Ltd. (“Moriah”) and a 5.2% equity interest held by DAB Resources, Ltd.

(b)	Moriah may be deemed to have beneficial ownership of 100% of the outstanding equity interests in Legacy Reserves GP, LLC as the holder of a power of attorney allowing Moriah to vote all of such interests on behalf of all of the members of Legacy Reserves GP, LLC.

(c)	Held by Moriah

(d)	Held by H2K Holdings, Ltd.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our founding investors, including members of our general partner’s management team and directors, own an aggregate of 11,300,227 units, which represents a 15% limited partner interest in us. In addition, our general partner owns an approximate 0.02% general partner interest in us.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments that may be made by us to our general partner and our founding investors in connection with our ongoing operation and any liquidation of the Partnership. These distribution and payment requirements were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Distributions of available cash to our general partner and our founding investors

If made, we will generally make cash distributions of approximately 99.9% of available cash (after taking into consideration any distributions to holders of our preferred units) to the unitholders pro rata, including our founding investors and members of our general partner’s management team and directors, as the holders of an aggregate of 11,300,227 units, and approximately 0.02% to our general partner.

Payments to our general partner

Our general partner is entitled to reimbursement for all expenses it incurs on our behalf. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its general partner interest will either be sold to the new general partner for cash or converted into units, for an amount equal to the fair market value of that interest.

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Transactions with Related Persons

Travis McGraw, the brother of Kyle A. McGraw, is an employee of the Partnership serving as our Production Accounting/Marketing Manager. The aggregate value of compensation paid by us to Travis McGraw in 2017 was less than $250,000. There were no material differences between the compensation paid to Travis McGraw and the compensation paid to any other employees who hold analogous positions.

Alan McGraw, the son of Kyle A. McGraw, is an employee of the Partnership serving as a Landman. The aggregate value of compensation paid by us to Alan McGraw in 2017 was less than $200,000. There were no material differences between the compensation paid to Alan McGraw and the compensation paid to any other employees who hold analogous positions.

Review, Approval and Ratification of Transactions with Related Persons

Our partnership agreement contains specific provisions that address potential conflicts of interest between our general partner and its affiliates, on one hand, and us and our subsidiaries, on the other hand. Whenever such a conflict of interest arises, our general partner will resolve the conflict. Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the Board of Directors, which is comprised of independent directors. Our partnership agreement provides that our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or to our unitholders if the resolution of the conflict is:

●	approved by the Conflicts Committee (as set forth in our partnership agreement);
●	approved by the vote of a majority of the outstanding units, excluding any units owned by our general partner or any of its affiliates;
●	on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or
●

fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our general partner does not seek approval from the nominating, governance and conflicts committee and the Board of Directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the nominating, governance and conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the Partnership, unless the context otherwise requires.

In addition, our code of ethics requires that all employees, including employees, officers and members of the Board of Directors, avoid or disclose any activity that may interfere, or have the appearance of interfering, with their responsibilities to us and our unitholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current executive officer served as a member of the Board of Directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more executive officers serving as a member of the Board of Directors or the compensation committee of our general partner.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected BDO USA, LLP as independent registered public accountants of the Partnership to audit the Partnership’s consolidated financial statements for the fiscal year ending December 31, 2018 and the Board of Directors has determined that it would be desirable to request that the unitholders ratify such appointment. BDO USA, LLP was our independent registered public accounting firm for our 2017 audit.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, and other services. Pre-approval is detailed as to the specific service or category of service and is subject to a specific approval.

Before selecting BDO USA, LLP, the audit committee considered the firm’s qualifications as independent registered public accountants and concluded that, based on BDO USA, LLP’s prior performance and its reputation for integrity and competence, it was qualified. The audit committee also considered whether any non-audit services performed for the Partnership by BDO USA, LLP would impair BDO USA, LLP’s independence and concluded that they did not. Even if the selection is ratified, the audit committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Partnership and its unitholders.

A representative of BDO USA, LLP will attend our 2018 Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

The aggregate fees for professional services rendered by our principal accountants, BDO USA, LLP, for the years ended December 31, 2017 and 2016 were:

	Year ended December 31
	2017	2016
Audit Fees(1)	$654,945	$571,863
Audit-Related Fees(1)	$58,465	$8,500
Tax Fees	$–	$–
All Other Fees (Executive compensation)(2)	$30,640	$25,825
Total	$744,050	$606,188
____________________

(1)

In the above table, “Audit Fees” are fees we paid for professional services for the audit of our consolidated financial statements included in our annual report on Form 10-K or for services that are normally provided by our principal accountants in connection with statutory and regulatory filings or engagements and fees for Sarbanes-Oxley 404 audit work. “Audit-Related Fees” are fees billed for assurance and related services in connection with acquisition transactions and related regulatory filings.

(2)

“All Other Fees (Executive compensation studies)” are fees billed for compensation consulting services in 2016 and 2017 in connection with a study of compensation programs related to named executive officers and outside directors of a broad peer group of exploration and production companies and publicly traded limited partnerships.

In regard to executive compensation services, as required by the Public Company Accounting Oversight Board, all services are approved in advance by the audit committee. All compensation consulting services are provided under the terms of a separate engagement letter that describes the approved services and the company’s acceptance of its responsibilities. Under the terms of the engagement, BDO USA, LLP does not perform management functions or make any management decisions. The Partnership must designate an individual with suitable skill, knowledge and experience to oversee the consulting engagement, evaluate the adequacy and results of the services performed, accept responsibility for the results of the services and establish and maintain internal controls and monitor ongoing activities.

Vote Required for Approval

Unitholder ratification is not required for making such appointment for the fiscal year ending December 31, 2018 because the Audit Committee has responsibility for the appointment of our independent registered public accountants. The appointment is being submitted for ratification with a view toward soliciting the opinion of unitholders, which opinion will be taken into consideration in future deliberations. No determination has been made as to what action the Board of Directors or the audit committee would take if unitholders do not approve the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT.

AUDIT COMMITTEE REPORT FOR FISCAL YEAR 2017

The audit committee is responsible for overseeing the Partnership’s financial reporting process, reviewing the financial information that will be provided to unitholders and others, monitoring internal accounting controls, selecting our independent registered public accountants and providing to the board of directors of Legacy Reserves GP, LLC such additional information and materials as we may deem necessary to make the board of directors of Legacy Reserves GP, LLC aware of significant financial matters. We operate under a written audit committee charter adopted by the board of directors of Legacy Reserves GP, LLC.

We have reviewed and discussed the audited financial statements of the Partnership for the fiscal year ended December 31, 2017 with management and BDO USA, LLP, our independent registered public accountants for the fiscal year ended December 31, 2017. In addition, we have received from and discussed with BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees). We also have received the written disclosures and the letter from BDO USA, LLP, as required by the PCAOB Rule 3526 regarding the independent accountant’s communications with the audit committee concerning independence and we have discussed the independence of BDO USA, LLP with that firm.

We, the members of the audit committee, are not professionally engaged in the practice of auditing or accounting nor are we experts in the fields of accounting or auditing, including determination of auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accountants. Accordingly, our oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the auditing standards of the PCAOB, or that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America.

Based upon the discussions referred to above, the audit committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Members of the audit committee of the
board of directors of Legacy Reserves GP,
LLC

G. Larry Lawrence (Chairman)
William D. Sullivan
William R. Granberry

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, certain officers, and beneficial owners of 10% or more of any class of the Partnership’s units (“Reporting Persons”) are required from time to time to file with the SEC and NASDAQ reports of ownership and changes of ownership. Reporting Persons are required to furnish the Partnership with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons by it with respect to the fiscal year ended December 31, 2017, the Partnership believes that all filing requirements applicable to the general partner’s officers and directors and the Partnership’s greater than 10% unitholders have been met.

Unitholder Proposals

Any unitholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2019 annual meeting of unitholders must submit the proposal to us on or before January 15, 2019 and no earlier than December 31, 2018. Any such proposals should be timely sent to our Secretary at 303 W. Wall, Suite 1800, Midland, Texas 79701. Such proposal must meet all of the requirements of the SEC and our partnership agreement to be eligible for inclusion in our 2019 proxy materials. Furthermore, proposals by unitholders may be considered untimely if we have not received notice of the proposal within the deadline set under the SEC rules. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

Communications with Directors or the Board of Directors

Unitholders wishing to communicate with the Board of Directors should send any communication to our Secretary at 303 W. Wall, Suite 1800, Midland, Texas 79701. Any such communication should state the number of units beneficially owned by the unitholder making the communication. Communications received are distributed to the Board or to any individual director or directors as appropriate, depending upon the directions and the facts and circumstances outlined in the communication. The Board of Directors has directed the Secretary to forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed, excluding only any communication that does not relate to the business or affairs of the Partnership or the function or duties of the Board of Directors or any of its committees, or is a job inquiry or an advertisement or other commercial solicitation or communication.

Availability of Annual Report

The Annual Report to Unitholders of the Partnership for the year ended December 31, 2017, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material. The Partnership will furnish a copy of its Annual Report for the year ended December 31, 2017, without exhibits, free of charge to each person who forwards a written request to our Secretary at 303 W. Wall, Suite 1800, Midland, Texas 79701.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 14, 2018.
Vote by Internet
●	Go to www.investorvote.com/LGCY
●	Or scan the QR code with your smartphone
●	Follow the steps outlined on the secure website

Vote by telephone
●	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
●	Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

To vote FOR all of the Board of Directors' recommendations, do not check any of the boxes, date and sign below and return the form in the postage paid envelope.

A	Proposals —	The Board of Directors recommends a vote FOR all the director nominees listed, FOR Proposal 2 and FOR Proposal 3.

1.	Director nominees to serve a one-year term:
		For	Withhold		For	Withhold		For	Withhold
	01 – Paul T. Horne	☐	☐	02 – Kyle D. Vann	☐	☐	03 – Cary D. Brown	☐	☐

	04 – Dale A. Brown	☐	☐	05 – William R. Granberry	☐	☐	06 – G. Larry Lawrence	☐	☐

	07 – Kyle A. McGraw	☐	☐	08 – D. Dwight Scott	☐	☐	09 – William D. Sullivan	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory (non-binding) resolution approving executive compensation.	☐	☐	☐	3.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If no box is checked with respect to Proposal 1, Proposal 2, or Proposal 3, your signature below authorizes the proxies to vote "FOR" the Board of Directors' recommendations for these proposals as indicated on the reverse side of this proxy card.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

02S7JB

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — Legacy Reserves LP

303 W. Wall, Suite 1800
Midland, Texas 79701

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF LEGACY RESERVES GP, LLC FOR THE ANNUAL MEETING OF UNITHOLDERS OF LEGACY RESERVES LP TO BE HELD ON MAY 15, 2018.

The undersigned hereby appoints Micah C. Foster and James Daniel Westcott, each of them, any one of whom may act without joinder of the other, with full power of substitution, resubstitution and ratification, attorneys and proxies of the undersigned to vote all units representing limited partnership interests of Legacy Reserves LP which the undersigned is entitled to vote at the annual meeting of unitholders to be held at the Midland Petroleum Club located at 501 W. Wall, Midland, Texas 79701 on Tuesday, May 15, 2018 at 10:30 a.m., local time, and at any adjournment or postponement thereof, in the manner stated herein as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and in their discretion on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, FOR THE APPROVAL OF THE ADVISORY (NON-BINDING) RESOLUTION APPROVING EXECUTIVE COMPENSATION, FOR THE RATIFICATION OF THE APPOINTMENT OF OUR SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND, IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS OF LEGACY RESERVES GP, LLC RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, A VOTE FOR THE APPROVAL OF THE ADVISORY (NON-BINDING) RESOLUTION APPROVING EXECUTIVE COMPENSATION, AND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF OUR SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF UNITHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

(To be Voted and Signed on Reverse Side)